                                 [FOOTHILL LOGO]


                            LOAN AND SECURITY AGREEMENT

                                   BY AND BETWEEN

                    COMMUNICATION TELESYSTEMS INTERNATIONAL DBA
                            WORLDxCHANGE COMMUNICATIONS

                              WXL COMMUNICATIONS, LTD.

                                  CTS TELCOM, INC.

                                        AND

                            FOOTHILL CAPITAL CORPORATION

                              DATED AS OF MARCH 11, 1997





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                                  TABLE OF CONTENTS

1.     DEFINITIONS AND CONSTRUCTION. . . . . . . . . . . . . . . . . . . . .1
       1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .1
       1.2    Accounting Terms . . . . . . . . . . . . . . . . . . . . . . 28
       1.3    Code . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       1.4    Construction . . . . . . . . . . . . . . . . . . . . . . . . 28
       1.5    Schedules and Exhibits . . . . . . . . . . . . . . . . . . . 29

2.     LOAN AND TERMS OF PAYMENT . . . . . . . . . . . . . . . . . . . . . 29
       2.1    Revolving Advances . . . . . . . . . . . . . . . . . . . . . 29
       2.2    Overadvances . . . . . . . . . . . . . . . . . . . . . . . . 30
       2.3    Interest: Rates, Payments, and Calculations  . . . . . . . . 30
       2.4    Collection of Accounts.  . . . . . . . . . . . . . . . . . . 32
       2.5    Crediting Payments; Application of Collections . . . . . . . 32
       2.6    Borrower's Designated Account .  . . . . . . . . . . . . . . 33
       2.7    Maintenance of Loan Account; Statements of Obligations . . . 33
       2.8    Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

3.     CONDITIONS; TERM OF AGREEMENT . . . . . . . . . . . . . . . . . . . 35
       3.1    Conditions Precedent to the Initial Advance .  . . . . . . . 35
       3.2    Conditions Precedent to all Advances . . . . . . . . . . . . 38
       3.3    Condition Subsequent . . . . . . . . . . . . . . . . . . . . 38
       3.4    Term and Termination . . . . . . . . . . . . . . . . . . . . 39
       3.5    Effect of Termination  . . . . . . . . . . . . . . . . . . . 39
       3.6    Early Termination by Borrower  . . . . . . . . . . . . . . . 40
       3.7    Termination Upon Event of Default .  . . . . . . . . . . . . 40

4.     CREATION OF SECURITY INTEREST . . . . . . . . . . . . . . . . . . . 40
       4.1    Grant of Security Interest . . . . . . . . . . . . . . . . . 40
       4.2    Negotiable Collateral .  . . . . . . . . . . . . . . . . . . 41
       4.3    Collection of Accounts, General Intangibles, and
              Negotiable Collateral. . . . . . . . . . . . . . . . . . . . 41
       4.4    Delivery of Additional Documentation Required  . . . . . . . 41
       4.5    Power of Attorney  . . . . . . . . . . . . . . . . . . . . . 42
       4.6    Right to Inspect . . . . . . . . . . . . . . . . . . . . . . 42

5.     REPRESENTATIONS AND WARRANTIES .  . . . . . . . . . . . . . . . . . 43
       5.1    No Prior Encumbrances .  . . . . . . . . . . . . . . . . . . 43
       5.2    Eligible Accounts .  . . . . . . . . . . . . . . . . . . . . 43
       5.3    Equipment  . . . . . . . . . . . . . . . . . . . . . . . . . 43
       5.4    Location of Inventory and Equipment .  . . . . . . . . . . . 44


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       5.5    Inventory Records  . . . . . . . . . . . . . . . . . . . . . 44
       5.6    Location of Chief Executive Office; FEIN or Equivalent . . . 44
       5.7    Due Organization and Qualification; No Subsidiaries
              Except as Disclosed .  . . . . . . . . . . . . . . . . . . . 44
       5.8    Due Authorization; No Conflict . . . . . . . . . . . . . . . 44
       5.9    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . 44
       5.10   No Material Adverse Change . . . . . . . . . . . . . . . . . 44
       5.11   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . 45
       5.12   Employee Benefits  . . . . . . . . . . . . . . . . . . . . . 45
       5.13   Environmental Condition  . . . . . . . . . . . . . . . . . . 45
       5.14   Reliance by Foothill; Cumulative . . . . . . . . . . . . . . 45

6.     AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . 46
       6.1    Accounting System .  . . . . . . . . . . . . . . . . . . . . 46
       6.2    Collateral Reporting . . . . . . . . . . . . . . . . . . . . 46
       6.3    Financial Statements, Reports, Certificates  . . . . . . . . 47
       6.4    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . 49
       6.5    Guarantor Reports  . . . . . . . . . . . . . . . . . . . . . 49
       6.6    Returns .  . . . . . . . . . . . . . . . . . . . . . . . . . 49
       6.7    Title to Equipment . . . . . . . . . . . . . . . . . . . . . 49
       6.8    Maintenance of Equipment . . . . . . . . . . . . . . . . . . 50
       6.9    Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
       6.10   Insurance .  . . . . . . . . . . . . . . . . . . . . . . . . 50
       6.11   Financial Covenant . . . . . . . . . . . . . . . . . . . . . 51
       6.12   No Setoffs or Counterclaims  . . . . . . . . . . . . . . . . 51
       6.13   Location of Inventory and Equipment .  . . . . . . . . . . . 51
       6.14   Compliance with Laws . . . . . . . . . . . . . . . . . . . . 51
       6.15   Employee Benefits  . . . . . . . . . . . . . . . . . . . . . 51
       6.16   Leases . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
       6.17   Performance of Obligations to Carriers . . . . . . . . . . . 52
       6.18   LEC and Carrier Agreements . . . . . . . . . . . . . . . . . 53
       6.19   Brokerage Indemnity .  . . . . . . . . . . . . . . . . . . . 53

7.     NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . 53
       7.1    Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . 53
       7.2    Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
       7.3    Restrictions on Fundamental Changes  . . . . . . . . . . . . 55
       7.4    Extraordinary Transactions and Disposal of Assets  . . . . . 55
       7.5    Change Name .  . . . . . . . . . . . . . . . . . . . . . . . 55
       7.6    Guarantee  . . . . . . . . . . . . . . . . . . . . . . . . . 56
       7.7    Restructure  . . . . . . . . . . . . . . . . . . . . . . . . 56
       7.8    Prepayments; Subordinated Indebtedness; Modifications  . . . 56
       7.9    Change of Control  . . . . . . . . . . . . . . . . . . . . . 57
       7.10   Capital Expenditures . . . . . . . . . . . . . . . . . . . . 57


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       7.11   Consignments . . . . . . . . . . . . . . . . . . . . . . . . 57
       7.12   Distributions .  . . . . . . . . . . . . . . . . . . . . . . 57
       7.13   Accounting Methods . . . . . . . . . . . . . . . . . . . . . 57
       7.14   Investments. . . . . . . . . . . . . . . . . . . . . . . . . 57
       7.15   Transactions with Affiliates . . . . . . . . . . . . . . . . 58
       7.16   Suspension . . . . . . . . . . . . . . . . . . . . . . . . . 58
       7.17   Compensation . . . . . . . . . . . . . . . . . . . . . . . . 58
       7.18   Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . 59
       7.19   Change in Location of Chief Executive Office; Inventory and
              Equipment with Bailees . . . . . . . . . . . . . . . . . . . 59
       7.20   No Prohibited Transactions Under ERISA . . . . . . . . . . . 59
       7.21   Contracts with Carriers or LECs  . . . . . . . . . . . . . . 60
       7.22   Certain Limitations on Investments in CTST and Advances
              to CTST. . . . . . . . . . . . . . . . . . . . . . . . . . . 60

8.     EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . 60

9.     FOOTHILL'S RIGHTS AND REMEDIES  . . . . . . . . . . . . . . . . . . 64
       9.1    Rights and Remedies .  . . . . . . . . . . . . . . . . . . . 64
       9.2    Remedies Cumulative  . . . . . . . . . . . . . . . . . . . . 66

10.    TAXES AND EXPENSES  . . . . . . . . . . . . . . . . . . . . . . . . 66

11.    WAIVERS; INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . 67
       11.1   Demand; Protest; etc . . . . . . . . . . . . . . . . . . . . 67
       11.2   Foothill's Liability for Collateral  . . . . . . . . . . . . 67
       11.3   Indemnification  . . . . . . . . . . . . . . . . . . . . . . 68

12.    NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 68

13.    CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER .  . . . . . . . . . . . 70

14.    DESTRUCTION OF BORROWER'S DOCUMENTS . . . . . . . . . . . . . . . . 70

15.    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . 71
       15.1   Effectiveness  . . . . . . . . . . . . . . . . . . . . . . . 71
       15.2   Successors and Assigns . . . . . . . . . . . . . . . . . . . 71
       15.3   Section Headings . . . . . . . . . . . . . . . . . . . . . . 71
       15.4   Interpretation . . . . . . . . . . . . . . . . . . . . . . . 71
       15.5   Severability of Provisions . . . . . . . . . . . . . . . . . 71
       15.6   Amendments in Writing .  . . . . . . . . . . . . . . . . . . 71
       15.7   Counterparts; Telefacsimile Execution  . . . . . . . . . . . 71
       15.8   Revival and Reinstatement of Obligations . . . . . . . . . . 72
       15.9   Integration  . . . . . . . . . . . . . . . . . . . . . . . . 72
       15.10  Confidentiality .  . . . . . . . . . . . . . . . . . . . . . 72


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                                SCHEDULES AND EXHIBITS

Schedule E-1        20% Account Debtors
Schedule P-1        Permitted Liens
Schedule P-2        Permitted Subsidiary Investments
Schedule R-1        Real Property
Schedule 5.7        Subsidiaries
Schedule 5.9        Litigation
Schedule 6.13       Location of Inventory and Equipment
Schedule 6.17       Certain Matters Regarding Carrier Agreements
Schedule 7.1        Scheduled Indebtedness


Exhibit B-1         Borrower's 1997 Business Plan
Exhibit C-1         Forms of Canadian Security Agreements
Exhibit C-2         Form of Compliance Certificate
Exhibit G-1         Form of Limited Continuing Guaranty
Exhibit P-1         Forms of Pledge Agreements
Exhibit S-1         Form of Suretyship Agreement








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                                     Schedule E-1

                                 20% Account Debtors

WorldCom, Incorporated

TeleGlobe and its Affiliates, collectively

AT&T Corporation, and its subsidiaries

MCI, and its subsidiaries

Sprint, and its subsidiaries

                             LOAN AND SECURITY AGREEMENT


       THIS LOAN AND SECURITY AGREEMENT (this "AGREEMENT"), is entered into as of March 11, 1997, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, COMMUNICATION TELESYSTEMS INTERNATIONAL, dba WORLDxCHANGE Communications, a California corporation ("WXCC"), with its chief executive office located at 4350 La Jolla Village Drive, Suite 100, San Diego, CA 92122, WXL COMMUNICATIONS, LTD., a Canadian corporation ("WXLC"), with its chief executive office located at 4350 La Jolla Village Drive, Suite 100, San Diego, CA 92122, and CTS TELCOM, INC., a Florida corporation ("CTST"), with its chief executive office located at 4350 La Jolla Village Drive, Suite 100, San Diego, CA 92122.

       The parties agree as follows:

       1.     DEFINITIONS AND CONSTRUCTION.

              1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following definitions:

              "ACCOUNT DEBTOR" means any Person who is or who may become obligated under, with respect to, or on account of, an Account. With respect to any LEC Account, "Account Debtor" refers to the LEC obligated with respect thereto rather than the end-user, unless the context in which such term is used clearly requires otherwise.

              "ACCOUNTS" means all currently existing and hereafter arising accounts; contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the sale or lease of General Intangibles relating to the provision of telecommunications services, or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

              "ADVANCES" shall have the meaning ascribed thereto in SECTION
2.1 (a) hereof.

              "AFFILIATE" means, as applied to any Person, any other Person who directly or indirectly controls, is controlled by, is under common control with or is a director or officer of such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors or the direct or indirect power to direct the management and policies of a Person.

              "AGREEMENT" has the meaning set forth in the preamble hereto.

              "APPLICABLE AMOUNT" means, as of any date of determination thereof, the lesser of (a) the Reducing Amount, and (b) the outstanding balance of the Loan Account.

              "APPLICABLE MARGIN" means, as of any date of determination thereof, (i) if such date of determination is prior to the occurrence of the Reduction Date, two and three-quarters percentage points (2.75%) per annum, (ii) if such date of determination is on or after the Reduction Date and is prior to the date that is one year after the Closing Date, two and one-quarter percentage points (2.25%) per annum, and (iii) if such date of determination is on or after the Reduction Date and is on or after the date that is one year after the Closing Date, one and three-quarters percentage points (1.75%) per annum.

              "APPLICABLE PERCENTAGE" means (a) from and after the Closing Date and through and including the first anniversary of the Closing Date, (i) if and only if the termination of this Agreement and repayment of the Obligations is occurring contemporaneously with, or within 180 days after, the consummation of a public or private equity offering in excess of $20,000,000 by Borrower, or a sale of substantially all of the assets of Borrower (including a sale effected by one or more mergers or any pooling merger), and as a direct result of either thereof, under circumstances where the thirty-day prior notice requirement of
SECTION 3.6 has been complied with, two percent (2.00%), or (ii) otherwise, four percent (4.00%), and (b) thereafter, (i) if and only if the termination of this Agreement and repayment of the Obligations is occurring contemporaneously with, or within 180 days after, the consummation of a public or private equity offering in excess of $20,000,000 by Borrower, or a sale of substantially all of the assets of Borrower (including a sale effected by one or more mergers or any pooling merger), and as a direct result of either thereof, under circumstances where the thirty-day prior notice requirement of SECTION 3.6 has been complied with, one percent (1.00%), or (ii) otherwise, two percent (2.00%).

              "APPLICABLE PREMIUM RATE" means, as of any date of determination thereof: (a) if the Special Bridge Advance Component Termination Date has not yet occurred: (i) if such date of determination is prior to the occurrence of the Reduction Date, four percentage points (4.00%) per annum, (ii) if such date of determination is on or after the Reduction Date and is prior to the date that is one year after the Closing Date, three and one-half percentage points (3.50%) per annum, and (iii) if such date of determination is on or after the Reduction Date and is on or after the date that is one year after the Closing Date, three percentage points (3.00%) per annum; and (b) if the Special Bridge Advance Component Termination Date has occurred, zero percentage points (0.00%) per annum.

              "APPROVED BILLING SERVICES AGREEMENT" means a Billing Services Agreement a true and complete copy of which previously has been provided to Foothill and Foothill's counsel for review, that is in form and substance reasonably satisfactory to Foothill, with respect to which the LEC has delivered a LEC Non-Offset Agreement, and with respect to which the rights of Borrower thereunder may be the subject of an attached, enforceable, and perfected security interest in favor of Foothill.

              "AUTHORIZED OFFICER" means any officer or other employee of Borrower.

              "AVAILABILITY" means, as of any date of determination thereof, the non negative amount equal to (a) the LESSER of the Borrowing Base and the Maximum Amount, minus (b) the outstanding balance of the Loan Account.

              "AVAILABILITY CONTRACTION DATE" means any date as of which: (a) As a result of one or more Availability Reductions (considered in the aggregate), Availability on such date is less than or equal to 90% of what Availability would have been on such date if such Availability Reductions had not occurred, all other things being equal; and (b) Borrower has given written notice to Foothill that Borrower has determined that the circumstance described in clause
(a) of this definition has occurred; PROVIDED that Borrower shall not be entitled to give such a notice and such a notice shall be ineffective if the most recent Availability Reduction upon which such notice is premised, in whole or in part, occurred more than sixty (60) days prior to the date such notice is given.

              "AVAILABILITY REDUCTION" means any action by Foothill, not consented to by Borrower, to change the standards or criteria for determining Eligible Accounts or Eligible Unbilled Accounts, or exclusions therefrom, create additional categories of Accounts that are not Eligible Accounts or Eligible Unbilled Accounts, reduce rates of advance against Eligible Accounts, Eligible Unbilled Accounts, or categories or subportions thereof (other than as expressly provided for herein with respect to the LEC Account Dilution Reserve or the Direct Account Dilution Reserve), create new reserves (except as set forth below with respect to SECTION 8 of this Agreement), or change the manner by which existing reserves are determined (except as set forth below with respect to SECTION 8 Of this Agreement), to the extent that such action, considered alone or in conjunction with other such actions (and offsetting the effect of any concurrent mitigating actions by Foothill to the extent they would effectively negate or reduce the effect of such action), would have the net effect of reducing Availability on any date of determination from what it otherwise would have been on such date of determination, had such action or related actions not occurred, all other things being equal. Changes in the LEC Account Dilution Reserve made in accordance with the terms of this Agreement based on increased LEC Account Dilution shall not constitute Availability Reductions. Changes in the Direct Account Dilution Reserve made in accordance with the terms of this Agreement based on increased Direct Account Dilution shall not constitute Availability Reductions. Reserves maintained by Foothill pursuant to any provision of SECTION 8 that expressly permits Foothill to maintain reserves with respect to items that would give rise to Events of Default absent the maintenance of such reserves shall not constitute Availability Reductions.

              "AVERAGE UNUSED PORTION OF FACILITY" means, as of the first day of any month: (a) If such day occurs on or prior to December 1, 1997, the non-negative amount equal to (y) $20,000,000, MINUS (z) the average Daily Balance of Advances that were outstanding during the immediately preceding month; and (b) if such day occurs after December 1, 1997, the non-negative amount equal to (y) the then Maximum Amount (giving effect to any increases thereof elected by Borrower, if any, that have become effective before, or that become effective on, such day), MINUS (z) the average Daily Balance of Advances that were outstanding during the immediately preceding month; PROVIDED, that, with respect to any day that is the first day of a month and which day occurs after December 1, 1997, if the Maximum Amount changed during the immediately preceding month effective on any day or days other than the first day of such preceding month, then the calculation of the Average Unused Portion of Facility as of such first day of the succeeding month with respect to such immediately preceding month shall be performed on a weighted basis giving effect to all such changes that occurred during the immediately preceding month (for example, by way of illustration and not by way of limitation, if the Maximum Amount were to be increased effective on April 11, 1998, from $25,000,000 to $30,000,000, then the calculation of the Average Unused Portion of Facility for April, 1998, would be 10/30 of the amount that would be calculated under clause (b) above using $25,000,000 as the Maximum Amount (except that the average Daily Balance of Advances for purposes of such calculation would be for the first ten days of November rather than for the entire month), PLUS 20/30 of the amount that would be calculated under clause (b) above using $30,000,000 as the Maximum Amount (except that the average Daily Balance of Advances for purposes of such calculation would be for the last twenty days of November rather than for the entire month).

              "BANKRUPTCY CODE" means the United States Bankruptcy Code (11 U.S. C. Section 101 ET SEQ.), as amended, and any successor statute.

              "BASE PERMITTED CAPITAL EXPENDITURE AMOUNT" means (a) with respect to fiscal year 1997 of Borrower, $12,000,000, and (b) with respect to any fiscal year of Borrower after fiscal year 1997, 120% of the Base Permitted Capital Expenditure Amount for the immediately preceding fiscal year of Borrower.

              "BENEFIT PLAN" means a "defined benefit plan" (as defined in Section 3(35) of ERISA) for which any Borrower or any ERISA Affiliate thereof has been an "employer" (as defined in Section 3(5) of ERISA) within the past six years.

              "BILLING AND COLLECTION CHARGES RESERVE" means, as of any date of determination thereof, which determinations shall not be made more frequently than weekly without the consent of Borrower unless an Event of Default has occurred and is continuing, the greater of;

              (a) the actual aggregate outstanding accrued and unpaid obligations of Borrower to LECs, on such date of determination, with respect to billing and collection charges payable under Billing Services Agreements for those LEC's which bill such charges separately to Borrower (as opposed to being offset directly on a LEC Confirmation Statement), and

              (b) the average of the actual aggregate outstanding accrued and unpaid obligations of Borrower to LECs, as of each week-ending date that occurred during the related Lookback Period with respect to which a weekly report was, is , or will be due to Foothill pursuant to SECTION 6.2(a)(vii) of this Agreement, with respect to billing and collection charges payable under Billing Services Agreements, for those LEC's which bill such charges separately to Borrower (as opposed to being offset directly on a LEC Confirmation Statement),

PROVIDED, HOWEVER, that upon the delivery of Borrower's audited fiscal year 1997 financial statement pursuant to SECTION 6.3, Foothill shall, not more than 30 days after receipt of such financial statement, reasonably determine if Borrower's actual financial performance, as measured on the basis of Borrower's audited fiscal year 1997 financial statement, has met or exceeded Borrower's 1997 Business Plan provided to Foothill under this Agreement, and in the event that Borrower's actual financial performance has met or exceeded Borrower's 1997 Business Plan, then each subsequent determination of the Billing and Collection Charges Reserve shall be made on the basis of subparagraph (a) alone.

              "BILLING SERVICES AGREEMENT" means a billing services agreement or similar agreement that has been entered into and is in full force and effect between Borrower and a LEC.

              "BORROWER" means WXCC, WXLC, and CTST, and each of them, and any one or more of them, collectively and individually, and jointly and severally.

              "BORROWER'S BOOKS" means all of Borrower's books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's properties or assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

              "BORROWER'S DESIGNATED ACCOUNT" means account number 0890106749 of Borrower maintained with Borrower's Designated Account Bank, or such other deposit account (located within the United States) of Borrower designated, in writing and from time to time, by Borrower to Foothill prior to the date of the establishment of such other deposit account.

              "BORROWER'S DESIGNATED ACCOUNT BANK" means Union Bank of California, whose office is located at 4660 La Jolla Village Drive, San Diego, California 92122, and whose ABA routing number is 122000496, or such other bank designated by Borrower and approved by Foothill with such approval not to be unreasonably delayed or withheld.

              "BORROWER'S 1997 BUSINESS PLAN" means the written business plan for Borrower with respect to Borrower's fiscal year 1997 that is attached hereto as EXHIBIT B-1.

              "BORROWING BASE" has the meaning set forth in SECTION 2.1(a) hereof.

              "BUSINESS DAY" means any day that is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

              "CANADIAN LOCKBOX ACCOUNT" means any deposit account in Canada into which Canadian Collections are deposited or that is established pursuant to the terms of any Canadian Lockbox Agreement.

              "CANADIAN LOCKBOX AGREEMENT" means any Lockbox Agreement that relates to the collection of Accounts in Canada.

              "CANADIAN MARITIME PROVINCES" means Prince Edward Island, New Brunswick, Newfoundland, and Nova Scotia.

              "CANADIAN SECURITY AGREEMENTS" means agreements in the forms attached as EXHIBIT C-1, dated as of even date with this Agreement, executed and delivered by WXLC to and for the benefit of Foothill.

              "CARRIER" means any provider of long distance telecommunications access or network services with whom Borrower from time to time does business, such as (without limitation) WilTel, Mercury Communications, Pacific Gateway, Hi Rim Communications, Unitel, and Pacific Bell.

              "CARRIER AGREEMENT" means each contract or agreement in effect between Borrower and a Carrier.

              "CARRYOVER AMOUNT" means, with respect to any fiscal year of Borrower, commencing with Borrower's fiscal year 1998, the non-negative amount, if any, equal to the difference obtained by subtracting (x) the amount equal to the actual total capital expenditures of Borrower during such prior fiscal year of Borrower from (y) the sum of the Base Permitted Capital Expenditure Amount with respect to the prior fiscal year of Borrower as added to the Net Equity Supplemental Amount with respect to the prior fiscal year of Borrower.

              "CHANGE OF CONTROL" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower entitled to vote in the election of directors.

              "CLOSING DATE" means the date of the making of the initial Advance hereunder.

              "CODE" means the California Uniform Commercial Code.

              "COLLATERAL" means each of the following:

              (a)    the Accounts,
              (b)    Borrower's Books,
              (c)    the Equipment,
              (d)    the General Intangibles,
              (e)    the Inventory,
              (f)    the Negotiable Collateral,
              (g)    the Real Property, if any,
              (h) any money, or other assets of Borrower that now or hereafter come into the possession, custody, or control of Foothill, and
              (i) the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory, Negotiable Collateral, Real Property, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

PROVIDED that the Collateral shall not include any Excluded Property.

              "COLLATERAL ACCESS AGREEMENT" means a landlord waiver or consent, mortgagee waiver or consent, Equipment lessor or Equipment secured financer waiver or consent, bailee letter, or a similar acknowledgement agreement of any warehouseman, processor, or other Person in possession of Collateral consisting of goods, or of lessors or secured financers of Equipment to Borrower, in each case, if and as requested by Foothill,

              "DIRECT ACCOUNT DILUTION" means, in each case based upon the experience of the immediately prior 6 months, the result of dividing the Dollar amount of (a) bad debt write-downs, post-billing adjustments, credits, or other dilutive items with respect to the Direct Accounts (but expressly excluding Contra Accounts), by (b) Borrower's Collections with respect to Direct Accounts plus the Dollar amount of clause (a).

              "DIRECT ACCOUNT DILUTION RESERVE" means, as of any date of determination by Foothill, which determinations shall not be made more frequently than monthly without the consent of Borrower unless an Event of Default has occurred and is continuing, an amount sufficient to reduce Foothill's advance rate against Direct Accounts by one percentage point for each percentage point by which Direct Account Dilution is in excess of ten percent (10%).

              "DIRECT ACCOUNT SUBLINE LIMIT" means, as of any date of determination thereof, 50% of the Maximum Amount in effect on such date.

              "DISBURSEMENT LETTER" means an instructional letter executed and delivered by Borrower to Foothill regarding the extensions of credit to be made on the Closing Date, the form and substance of which shall be satisfactory to Foothill.

              "DOLLARS OR $" means United States dollars.

              "EARLY TERMINATION PREMIUM" has the meaning set forth in SECTION 3.6.

              "ELIGIBLE ACCOUNTS" means those Accounts created by Borrower in the ordinary course of business, that arise out of Borrower's sale of goods, sale of General Intangibles relating to the provision of telecommunication services, or rendition of services, that strictly comply with each and all of the representations and warranties respecting Accounts made by Borrower to Foothill in the Loan Documents, and that are and at all times continue to be acceptable to Foothill in Foothill's reasonable credit judgment, based upon standards of eligibility currently existing, or from time to time fixed or revised as set forth below; PROVIDED, HOWEVER, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

                     (a)    Accounts that the Account Debtor has failed to pay
(i) in the case of LEC Accounts, within ninety (90) days of invoice date (which, for purposes of this Agreement, with respect to any LEC Account, means the date of receipt by Borrower from the applicable LEC of a LEC Confirmation Statement with respect to such LEC Account), or (ii) in the case of Direct Accounts, within ninety (90) days of invoice date; but, in each case, only to the extent of such unpaid amounts;

                     (b) Accounts owed by an Account Debtor or its Affiliate where fifty percent (50%) or more of all Accounts owed to Borrower from that Account Debtor (or its Affiliates) have not been paid within ninety (90) days of invoice date;

                     (c) Accounts with respect to which the Account Debtor is an employee, Affiliate, or agent of Borrower; PROVIDED, however, that Direct Accounts owed by employees or agents of Borrower shall be ineligible only to the extent that, in the case of any single employee or agent, such Direct Accounts in the aggregate with respect to such single employee or agent have a balance due of $5,000 or more;

                     (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                     (e) Accounts that are not payable in Dollars or Canadian Dollars or with respect to which the Account Debtor: (i) does not maintain its chief executive office in the United States or Canada (excluding the Canadian Maritime Provinces), or (ii) is not organized under the laws of the United States or any State thereof, or the laws of Canada or any Province thereof (excluding the Canadian Maritime Provinces), or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is approved in writing by Foothill in Foothill's sole and absolute discretion, (y) the Account is supported by an irrevocable letter of credit satisfactory to Foothill (as to form, substance, and issuer) and assigned and delivered to and directly drawable by Foothill, or (z) the Account is covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill;

                     (f) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Borrower has complied, to the satisfaction of Foothill, with the Assignment of Claims Act, 31 U.S.C. Section 3727), or (ii) any State of the United States (exclusive, however, of Accounts owed by any State that does not have a statutory counterpart to the Assignment of Claims Act);

                     (g) Accounts to the extent that the Account Debtor has disputed its liability or made any claim with respect to the Account or any other Account that has not been resolved, but only to the extent of the amount disputed or claimed by the Account Debtor and only with respect to a written dispute or claim that remains unresolved after the passage of ten (10) Business Days after Borrower's receipt of such dispute or claim;

                     (h) Direct Accounts with respect to an Account Debtor whose total obligations owing to Borrower with respect to Direct Accounts exceed fifteen percent

(15%) of all Eligible Direct Accounts (or twenty percent (20%) in the case of those Account Debtors identified on SCHEDULE E-1 hereto), to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                     (i) Accounts with respect to which Borrower received from the Account Debtor, and is accountable for, a customer deposit, but only to the extent of such customer deposit;

                     (j) Accounts with respect to which the Account Debtor is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                     (k) Accounts the collection of which Foothill, in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition or otherwise, and with respect to which Foothill reasonably has endeavored to provide written or telephonic notice of such determination to Borrower;

                     (l) Accounts with respect to which any goods giving rise to such Account have not been shipped and delivered to and accepted by the Account Debtor, any General Intangibles relating to the provision of telecommunications services giving rise to such Account have not been provided to and accepted, consumed, or utilized by the Account Debtor, any services giving rise to such Account have not been performed and accepted, consumed, or utilized by the Account Debtor, or the Account otherwise does not represent a final sale, except for Eligible Private Line Accounts;

                     (m) Accounts with respect to which the Account Debtor is located in the states of New Jersey, Minnesota, Indiana, or West Virginia (or any other state that requires a creditor to file a Business Activity Report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless Borrower has qualified to do business in New Jersey, Minnesota, Indiana, West Virginia, or such other states, or has filed a Notice of Business Activities Report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

                     (n) LEC Accounts submitted for billing and collection to a LEC with respect to which there does not exist an Approved Billing Services Agreement;

                     (o) LEC Accounts (i) that are not covered by a LEC Confirmation Statement received by Borrower from the applicable LEC, or (ii) that are covered by a LEC Confirmation Statement received by Borrower from the applicable LEC to the extent of (without duplication) reductions of or offsets against amounts otherwise payable with respect thereto by reason of up-front LEC rejects or credits deducted in arriving at net confirmed revenues on such LEC Confirmation Statement;

                     (p) Direct Accounts that have not yet been billed to the Account Debtor (PROVIDED that such Accounts may qualify as Eligible Unbilled Direct Accounts if they otherwise meet the criteria applicable thereto);

                     (q)    ZPDI Accounts;

                     (r) Accounts to the extent that they represent obligations with respect to advance billings that are due prior to the completion of performance by Borrower with respect to the subject contract or transaction that gives rise to such Accounts, except for Eligible Private Line Accounts;

                     (s)    [intentionally omitted];

                     (t) Accounts that have been transferred to Borrower's legal or collection department, if service has been disconnected with respect to the Account Debtor or collection litigation has been instituted by Borrower against the Account Debtor; and

                     (u) Direct Accounts with respect to which there exist Contra Accounts, to the extent of the balance of such Contra Accounts.

Except as otherwise expressly provided herein, Eligible Accounts and exclusions therefrom shall be determined on a weekly basis, or more frequently if and as agreed by the parties, and interim changes between dates of determination shall be disregarded.

              "ELIGIBLE DIRECT ACCOUNT" means, as of any date of determination, an Eligible Account that is a Direct Account.

              "ELIGIBLE LEC ACCOUNT" means, as of any date of determination, an Eligible Account that is a LEC Account. The amount of any Eligible LEC Account shall be presumed to be the amount thereof projected to be received by Borrower on the related LEC Confirmation Statement, unless Foothill in its reasonable discretion determines the amount thereof to be a different amount.

              "ELIGIBLE PRIVATE LINE ACCOUNTS" means, as of any date of Determination, private line Accounts in an amount not to exceed $200,000 (net of Contra Accounts) in the aggregate at any one time outstanding, PROVIDED, HOWEVER, that upon the delivery of Borrower's monthly financial statements for the month ending September 30, 1997 pursuant to SECTION 6.3, Foothill shall, not more than 30 days after receipt of such financial statement, reasonably determine if Borrower's actual financial performance, as measured on the basis of Borrower's cumulative monthly financial statements from the Closing date through the month ending September 30, 1997, has met or exceeded Borrower's 1997 Business Plan provided to Foothill under this agreement, and in the event that Borrower's actual financial performance has met or exceeded Borrower's 1997 Business Plan, then the maximum amount of Eligible Private Line Accounts shall be increased to $500,000 (net of Contra Accounts).

              "ELIGIBLE UNBILLED DIRECT ACCOUNT" means, as of any date of determination, a Direct Account that (a) resulted from a transaction that occurred prior to the date of determination and with respect to which Borrower has an existing call transaction record in proper format that is capable of being billed by Borrower to its customer in accordance with Borrower's usual billing methods for Direct Accounts but that has not yet been billed and invoiced to such customer, (b) does not relate to a transaction that occurred more than forty-five (45) days prior to the date of determination, and (c) in all other respects would qualify as an Eligible Direct Account but for the fact that it has not yet been billed and invoiced to Borrower's customer. Eligible Unbilled Direct Accounts shall be net of the balance of any Contra Accounts. If an Account that was an Eligible Unbilled Direct Account, immediately prior to being billed and invoiced, then is billed and invoiced, it thereupon shall cease to be an Eligible Unbilled Direct Account, and it shall become an Eligible Direct Account if it then meets the criteria applicable thereto.

              "EQUIPMENT" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including
(a) any interest of Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

              "ERISA" the Employee Retirement Income Security Act of 1974, 29 U.S.C. Sections 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

              "ERISA AFFILIATE" means (a) any corporation subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower is a member under IRC
Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any party subject to ERISA that is a party to an arrangement with Borrower and whose employees are aggregated with the employees of Borrower under IRC Section 414(o).

              "ERISA EVENT" means with respect to any Borrower, (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of such Borrower or any ERISA Affiliate thereof from a Benefit Plan during a plan year in which it was a "substantial employer" (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal, within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower or ERISA Affiliate thereof, from a Multiemployer Plan, or
(g) providing any security to any Benefit Plan under Section 401(a)(29) of the IRC by any Borrower or any ERISA Affiliate thereof.

              "EVENT OF DEFAULT" has the meaning set forth in SECTION 8.

              "EXCLUDED PROPERTY" means, with respect to any contract or lease existing on the Closing Date between Borrower, on the one hand, as lessee, purchaser, or licensee, and any Designated Financier, on the other hand, as lessor, seller, or licensor, which contract or lease pertains to the sale, lease, or license by the Designated Financier to Borrower of personal property,
(a) Borrower's rights under or with respect to such contract or lease, and (b) Borrower's rights or interests in or with respect to the personal property that is the subject thereof, in each case to the extent, and only to the extent, that the grant of a security interest therein by Borrower to Foothill would give rise to a breach by Borrower of the terms or provisions of such contract or lease that, in accordance with applicable law, would permit the applicable Designated Financier to enforce any default right or remedy provided for in such contract or lease or available pursuant to applicable law.

              "EXISTING LENDER" means Reservoir Capital Corporation.

              "FEIN" means Federal Employer Identification Number.

              "FOOTHILL" has the meaning set forth in the preamble to this Agreement.

              "FOOTHILL ACCOUNT" has the meaning set forth in SECTION 2.7.

              "FOOTHILL EXPENSES" means all: costs or expenses (including taxes, and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or incurred by Foothill; reasonable out-of-pocket fees or charges paid or incurred by Foothill in connection with Foothill's transactions with Borrower, including, fees or charges for photocopying, notarization, telecommunication, public record searches (including tax lien, litigation, and ucc searches), filing, recording, publication, post-Event of Default appraisals to the extent provided for herein, and environmental audits; actual out-of-pocket costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); actual out-of-pocket charges paid or incurred by Foothill resulting from the dishonor of checks; reasonable out-of-pocket costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Personal Property Collateral or any Real Property, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by Foothill in examining Borrower's Books; reasonable out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Foothill's relationship with Borrower; and Foothill's reasonable out-of-pocket attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including reasonable out-of-pocket attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought. The foregoing provisions of this definition notwithstanding, "Foothill Expenses" shall not include any amounts that otherwise would be included within such definition that a court of competent jurisdiction finally determines to have been incurred, paid, or expended as the proximate result of the gross negligence or willful misconduct of Foothill.

              "FOREIGN ADVANCE CAP" means, as of any date of determination thereof, which determination shall be made monthly, $2,000,000, plus, in the case of profits, and minus, in the case of losses, 50% of the cumulative pre-tax net profits or losses of Borrower's domestic operations (including the United States and each State thereof, and Canada and each Province thereof (excluding the Canadian Maritime Provinces)), for the period commencing on the Closing Date and continuing through the last day of the fiscal month of Borrower most recently ended. In addition, the Foreign Advance Cap shall be increased by 50% of any net cash proceeds received by Borrower from any public or private equity offerings, effective upon receipt thereof.

              "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

              "GENERAL INTANGIBLES" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

              "GOVERNING DOCUMENTS" means the certificates or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

              "GROSS DOMESTIC ACCOUNTS" means, as of any date of determination thereof, all Accounts of Borrower carried on Borrower's Books in accordance with GAAP that arise out of transactions in the United States or any State thereof, or Canada or any Province thereof (excluding the Canadian Maritime Provinces).

              "GUARANTEES" means the limited continuing personal guarantees of the Obligations given by the Principals to Foothill, substantially in the form attached hereto as EXHIBIT G-1.

              "HAZARDOUS MATERIALS" means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity", (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million.

              "INDEBTEDNESS" means: (a) all obligations of Borrower for borrowed money, (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations of Borrower under capital leases (excluding any portion thereof allocated to interest or finance charges in accordance with GAAP), (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed, and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

              "INSOLVENCY PROCEEDING" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

              "INSIDER" shall have the meaning ascribed to such term in Section 101 of the Bankruptcy Code, or any comparable successor provision.

              "INTANGIBLE ASSETS" means, with respect to any Person, that portion of the book value of all of such Person's assets that would be treated as intangibles under GAAP.

              "INVENTORY" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title

              "INVESTMENT" means any transaction within the scope of SECTION
7.14 (whether permitted or prohibited thereby), and includes capital contributions, equity contributions, loans, and advances.

              "INVESTMENT PROPERTY" shall have the meaning ascribed to such term in Division 9 of the Code.

              "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

              "LEC" means a local exchange carrier or telephone company that provides basic telecommunications services to its customers and from whom Borrower receives payments with respect to Accounts, such as (without limitation) Pacific Bell, U.S. West, NYNEX, Southwestern Bell, GTE, and Ameritech.

              "LEC ACCOUNT" means, as of any date of determination, any Account of Borrower submitted by or on behalf of Borrower to a LEC for billing and payment pursuant to a Billing Services Agreement.

              "LEC ACCOUNT DILUTION" means, with respect to LEC Accounts, in each case based upon the experience of the immediately prior 6 months, the result of dividing (a) the Dollar amount of bad debt write-downs, credits, unbillable transactions, and other dilutive items with respect to the LEC Accounts for such period (excluding billing and collection charges billed separately to Borrower (as opposed to being offset directly on a LEC Confirmation Statement), and up-front LEC rejects and up-front credits already deducted in arriving at net confirmed revenues on LEC Confirmation Statements), by (b) Borrower's net confirmed revenues for such period with respect to LEC Accounts.

              "LEC ACCOUNT DILUTION RESERVE" means, as of any date of any determination by Foothill, which determinations shall not be made more frequently than monthly without the consent of Borrower unless an Event of Default has occurred and is continuing, an amount sufficient to reduce Foothill's advance rate against Eligible LEC Accounts by one percentage point for each percentage point by which LEC Account Dilution is in excess of ten percent (10%).

              "LEC ACCOUNT SUBLINE LIMIT" means, as of any date of determination thereof, 80% of the Maximum Amount in effect on such date.

              "LEC CONFIRMATION STATEMENT" means a written confirmation statement sent to Borrower by a LEC to confirm the receipt by the LEC from Borrower of call transaction records relating to Accounts that the LEC is to bill on behalf of Borrower to customers of the LEC.

              "LEC NON-OFFSET AGREEMENT" means an agreement by a LEC in favor of Borrower, that is in form and substance reasonably satisfactory to Foothill, that runs to the benefit of Foothill, or that may be assigned to Foothill and is in fact so assigned, and that is in full force and effect, whereby the LEC agrees not to offset claims, other than for billing and collection services it may hold against Borrower against amounts otherwise due Borrower by the LEC under the Billing Services Agreement in effect between Borrower and the LEC.

              "LEC RESERVE" means, as of any date of determination thereof, which determinations shall not be made more frequently than weekly without the consent of Borrower unless an Event of Default has occurred and is continuing, the greater of;

              (a) the actual aggregate outstanding accrued and unpaid obligations of Borrower to each LEC for which Borrower is including LEC Accounts in the Borrowing Base that has not entered into a LEC Non-Offset Agreement on such date of determination, with respect to connection or access charges, but only to the extent of such access or connection charges which are not subject to a LEC Non-Offset Agreement, and

              (b) the average of the actual aggregate outstanding accrued and unpaid obligations of Borrower to each LEC for which Borrower is including LEC Accounts in the Borrowing Base that has not entered into a LEC Non-Offset Agreements of each weekending date that occurred during the related Lookback Period With respect to which a weekly report was, is, or will be due to Foothill pursuant to SECTION 6.2(a)(vi) of this Agreement, with respect to connection or access charges, but only to the extent of such access or connection charges which are not subject to a LEC Non-Offset Agreement.

PROVIDED, HOWEVER, that upon the delivery of Borrower's audited fiscal year 1997 financial statement pursuant to SECTION 6.3, Foothill shall, not more than 30 days after receipt of such financial statement, reasonably determine if Borrower's actual financial performance, as measured on the basis of Borrower's audited fiscal year 1997 financial statement, has met or exceeded Borrower's 1997 Business Plan provided to Foothill under this Agreement, and in the event that Borrower's actual financial performance has met or exceeded Borrower's 1997 Business Plan, then each subsequent determination of the LEC Reserve shall be made on the basis of subparagraph (a) alone.

              "LOAN ACCOUNT" has the meaning set forth in SECTION 2.7.

              "LOAN DOCUMENTS" means this Agreement, the Canadian Security Agreements, the Pledge Agreements, the Disbursement Letter, the Guarantees, the Lockbox Agreements, any Mortgages hereafter delivered by Borrower to Foothill, the Suretyship Agreement, any note or notes executed by Borrower and payable to Foothill, and any other agreement entered into, now or in the future, in connection with this Agreement.

              "LOCKBOX ACCOUNT" shall mean a depositary account established pursuant to one of the Lockbox Agreements.

              "LOCKBOX AGREEMENTS" means those certain Lockbox Operating Procedural Agreements, Depository Account Agreements, Blocked Account Agreements, or similar agreements, in form and substance reasonably satisfactory to Foothill, each of which is among Borrower, Foothill, and one of the Lockbox Banks.

              "LOCKBOX BANKS" means Union Bank of California, The Royal Bank of Canada, or such other bank(s) as may be selected by Borrower and approved by Foothill, with such approval not unreasonably to be withheld or delayed.

              "LOCKBOXES" has the meaning set forth in SECTION 2.7.

              "LOOKBACK PERIOD" means, with respect to any date of determination, the period commencing on the 90th day prior to such date of determination and ending on such date of determination, inclusive.

              "MAC-RELATED DATE" means the first date, if any, to occur as of which: (a) A MAC-Related Event of Default has occurred and is continuing; (b) no Event of Default that is not a MAC-Related Event of Default has occurred and is continuing; and (c) Foothill has (i) accelerated the maturity of the Obligations, based solely on the existence of one or more MAC-Related Events of Default, (ii) ceased for more than two (2) Business Days making Advances to Borrower, based solely upon the existence of one or more MAC-Related Events of Default, (iii) terminated the Agreement, based solely on the existence of one or more MAC-Related Events of Default, or (iv) commenced material enforcement of its rights and remedies the exercise of which is conditioned upon the occurrence of an Event of Default, based solely on the existence of one or more MAC-Related Events of Default.

              "MAC-RELATED EVENT OF DEFAULT" means any Event of Default: (a) Pursuant to SECTION 8.3 of this Agreement; or (b) Pursuant to SECTION 8.12 of this Agreement, to the extent, and only to the extent, that such SECTION 8.12 Event of Default is premised upon a misstatement or misrepresentation contained in any warranty or representation at any time made by Borrower in SECTIONS 5.9(c), 5.10, OR 5.12(c) of this Agreement.

          "MATERIAL ADVERSE CHANGE" means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of WXCC, WXLC, and CTST on a consolidated basis that, with the passage of time, is likely to result in an Event of Default (other than (i) a MAC-Related Event of Default, or (ii) an Event of Default based on a breach of SECTION 6.11 hereof), (b) the material impairment of Borrower's ability to perform its obligations under the Loan Documents to which it is a party or a Foothill to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that Foothill would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of Foothill's liens or security interests in the Collateral.

          "MAXIMUM AMOUNT" means, subject to adjustment as hereinafter set forth, Twenty Five Million Dollars ($25,000,000). From time to time after the Closing Date, subject to the prior or concurrent payment of any applicable fee provided for in SECTION 2.8(c), Borrower may elect to increase the Maximum Amount, on one or more occasions, in increments of $1,000,000 or an integral multiple thereof, to an amount not to exceed $35,000,000, such increases to become effective, in each instance, prospectively, subject to payment of any applicable fee as aforesaid, on the date specified in a written notice of such election received by Foothill from Borrower, which specified date shall be not less than 3 Business Days after the date on which Foothill receives such notice.

          "MAXIMUM FOOTHILL AMOUNT" means that portion of the Maximum Amount for which Foothill shall be responsible, exclusive of any participations with Participants, which amount is $20,000,000.

          "MORTGAGES" means any one or more mortgages, deeds of trust, or deeds to secure debt, that hereafter may be from time to time executed by Borrower in favor of Foothill, the form and substance of which shall be satisfactory to Foothill, that encumber any Real Property and the related improvements thereto.

          "MULTIEMPLOYER PLAN" means a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) to which any Borrower of any ERISA Affiliate thereof has contributed, or was obligated to contribute, within the past six years.

          "NEGOTIABLE COLLATERAL" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated securities (including the shares of stock of Subsidiaries of Borrower), Investment Property, documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

          "NET DOMESTIC REVENUES" means, for any period of measurement, revenues of Borrower derived from transactions in the United States or any State thereof, or Canada or any Province thereof (excluding the Canadian Maritime Provinces), exclusive of revenues received from Carriers.

          "NET EQUITY SUPPLEMENTAL AMOUNT" means, with respect to any fiscal year of Borrower commencing with Borrower's fiscal year 1997, the non-negative amount equal to 50% of the aggregate net cash proceeds of any new equity raised by Borrower during such fiscal year in one or more public or private equity offerings by Borrower.

          "NO-PREMIUM WINDOW" means any and each period of time that begins on a Triggering Date and lasts for 120 consecutive calendar days.

          "OBLIGATIONS" means all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill, premiums (including Early Termination Premiums), liabilities (including all amounts charged to the Loan Account pursuant hereto), obligations, fees or Foothill Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued) lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay for reimburse by the Loan Documents, by law, or otherwise.

          "OVERADVANCE" has the meaning set forth in SECTION 2.2.

          "PARTICIPANT" means any Person to which Foothill has sold a participation interest in its rights under the Loan Documents.

          "PAY-OFF LETTER" means a letter, in form and substance reasonably satisfactory to Foothill, from Existing Lender respecting the amount necessary to repay in full all of the obligations of Borrower owing to Existing Lender and obtain a termination or release of all of the security interests or liens existing in favor of Existing Lender in and to the properties or assets of Borrower.

          "PBGC" means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

          "PERMITTED CAPITAL EXPENDITURE AMOUNT" means, with respect to any fiscal year of Borrower commencing with Borrower's fiscal year 1997, the sum of
(a) the Base Permitted Capital Expenditure Amount for such fiscal year, PLUS (b) the Net Equity

Supplemental Amount for such fiscal year, if any, PLUS (c) except with respect to Borrower's fiscal year 1997, with respect to which no Carryover Amount is applicable, the Carryover Amount applicable to such fiscal year, if any.

          "PERMITTED LIENS" means (a) liens and security interests held by Foothill, (b) liens for unpaid taxes with respect to which Borrower is not in breach of its covenants set forth in SECTION 6.9 of this Agreement, (c) liens and security interests set forth on SCHEDULE P-1 attached hereto, (d) purchase money security interests and liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset was permitted under SECTION 7.10, and so long as the security interest or lien only secures the obligations of Borrower under the purchase agreement or lease with respect to the purchase price of or rental payments with respect to the asset, interest or finance charges with respect thereto, or related fees, costs, or expenses, and does not secure unrelated obligations of Borrower to the holder of such purchase agreement or lease, (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto, (f) obligations and duties as lessee under any lease existing on the date of this Agreement, (g) mechanics', materialmen's, warehousemen's, or similar liens that arise by operation of law, (h) exceptions listed in any title insurance or commitment therefor delivered by Borrower hereunder in respect of any Real Property and as are approved in the sole discretion of Foothill, (i) liens with respect to which Borrower is engaging in a Permitted Protest permitted by an express provision of the Loan Documents, to the extent that Borrower is in compliance with such provision, and (j) liens to the extent that Borrower is given a grace period pursuant to an express provision of the Loan Documents within which to remove or eliminate such liens, and to the extent that Borrower is proceeding in compliance with such provision to remove or eliminate such lien within such grace period.

          "PERMITTED ORDINARY COURSE INVESTMENTS" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America with a maturity not exceeding one year, (b) certificates of deposit, time deposits, banker's acceptances or other instruments of a bank having a combined capital and surplus of not less than $500,000,000, or another financial institution reasonably satisfactory to Foothill, with a maturity not exceeding one year,
(c) investments in commercial paper rated at A-1 or P-1 maturing within one year after the date of acquisition thereof, (d) money market accounts maintained at a bank having combined capital and surplus of no less than $500,000,000 or another financial institution reasonably satisfactory to Foothill (including satisfaction of requirements necessary for Foothill to have a perfected security interest therein with the priority provided for herein), (e) loans and advances to non-Insider officers and employees of Borrower in the ordinary course of business (excluding loans or advances in connection with the purchase of stock of Borrower) in an aggregate amount at any one time outstanding not to exceed $250,000, (f) investments in negotiable instruments for collection, and (g) advances in connection with purchases of goods or services in the ordinary course of business.

          "PERMITTED PROTEST" means the right of Borrower to protest any lien, tax, rental payment, or other charge, other than any such lien or charge that secures the Obligations, provided that (a) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill, (b) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (c) Foothill is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the Collateral.

          "PERMITTED SUBSIDIARY INVESTMENTS" means direct or indirect Investments of Borrower in Subsidiaries of Borrower either (a) existing on the Closing Date and fully disclosed in SCHEDULE P-2, or (b) consisting of advances by Borrower to Subsidiaries made after the Closing Date, or guarantees by Borrower of Indebtedness of Subsidiaries given after the Closing Date, so long as of the date of any such advance (1) the aggregate net Dollar-equivalent amount of such advances outstanding at such date (giving effect to all such advances made and repaid since the Closing Date), plus the aggregate potential Dollar-equivalent exposure with respect to all such guarantees outstanding at such date, plus the aggregate Dollar-equivalent amount of any and all payments made by Borrower under any such guarantees after the Closing Date to the extent that such payments have not been reimbursed to Borrower by the Subsidiary or Subsidiaries whose obligations were so guarantied, does not exceed the Foreign Advance Cap, and provided that, (2) on and after August 1, 1997, such advances shall be made, or guarantees given, only when Borrower does not have any non-disputed payables due to Carriers that remain unpaid for more than 90 days after their invoice dates.

          "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

          "PERSONAL PROPERTY COLLATERAL" means all Collateral other than Real Property.

          "PLAN" means any employee benefit plan, program, or arrangement maintained or contributed to by Borrower or with respect to which it may incur liability.

          "PLEDGE AGREEMENTS" means agreements in the forms attached as EXHIBIT P-1 hereto, dated as of even date with this Agreement, and entered into by Borrower and each Subsidiary of Borrower that owns any interest in any other Subsidiary of Borrower, in each case for the benefit of Foothill, whereby Borrower and each such stock-owning Subsidiary of Borrower pledges to Foothill 100% of Borrower's capital stock in its domestic

Subsidiaries, 100% of Borrower's capital stock of WXLC, and 66 2/3% of Borrower's capital stock in its foreign Subsidiaries other than WXLC.

          "PLEDGED SHARES" means the original certificates evidencing the shares of capital stock of Subsidiaries of Borrower pledged to Foothill pursuant to the Pledge Agreements.

          "PRACTICABLE" means, with respect to any agreement herein of a Person to send a facsimile to another Person "if practicable," that the Person agreeing to send such facsimile to such other Person will make reasonably diligent attempts to transmit such facsimile to such other Person contemporaneous with the giving of the related notice or communication by any other means (such as mail, personal delivery, or telephone, subject to the provisions hereof and to the extent permitted herein), but the Person agreeing to send such facsimile shall not be responsible for any inability successfully to transmit such facsimile, or for the failure of the intended recipient to receive such facsimile, that results from mechanical failure, electrical or telephone line failure, failure of the intended recipient's facsimile device to receive or print such transmission, or any other similar cause not the proximate result of the gross negligence or willful misconduct of the Person agreeing to send such facsimile.

          "PRINCIPALS" means Edward S. Soren, Roger B. Abbott, and Rosalind Abbott, and each of them, and any one or more of them.

          "PRIVATE LINE ACCOUNT" means any Account that arises out of the provision of dedicated digital point-to-point telecommunication services, including ancillary services such as local access, muxing, and digital cross-connect service.

          "REAL PROPERTY" means the parcel or parcels of real property and the related improvements thereto, if any, identified on SCHEDULE R-1, and any estates or interests in real property hereafter acquired by Borrower, unless Foothill in its sole discretion has agreed to exclude such after-acquired estates or interests.

          "REDUCING AMOUNT" means, as of any date of determination thereof, the greater of:

          (a)  $5,000,000; and

          (b) $6,000,000, as of the Closing Date, reduced cumulatively by each of the following: (i) On the first day of each calendar month, commencing April 1, 1997, and continuing thereafter on the first day of each succeeding calendar month, a reduction of $41,667 per month; and (ii) In addition, with respect to any and each public or private equity offering consummated by Borrower after the Closing Date and on or before such date of determination, a reduction in an amount equal to 100% of the net cash proceeds received by or for the account of Borrower with respect to such public or private equity offering, effective upon each date of receipt thereof in the amount so received on each such date.

          "REDUCTION DATE" means the first date, if any, to occur as of which both of the following conditions shall have been satisfied: (a) Borrower has successfully concluded one or more public or private equity offerings that raised in the aggregate not less than Twenty Million Dollars ($20,000,000) of new equity for Borrower; and (b) Borrower has demonstrated to Foothill's reasonable satisfaction that Borrower has substantially met Borrower's 1997 Business Plan with respect to Borrower's fiscal year 1997 (or the portion of such fiscal year ending on such date, if such date is prior to the last day of Borrower's fiscal year 1997).

          "REFERENCE RATE" means the highest of the variable rates of interest, per annum, most recently announced by Norwest Bank Minnesota, National Association, or any successor thereto, as its "prime rate" or "reference rate," irrespective of whether such announced rate is the best rate available from such financial institution.

          "REPORTABLE EVENT" means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of thirty (30) days notice to the PBGC is waived under applicable regulations.

          "RETIREE HEALTH PLAN" means an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

           "SOLVENT" means, with respect to any Person on a particular date, that on such date (a) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

          "SPECIAL BRIDGE ADVANCE COMPONENT" means (a) as of any date of determination on or after the Closing Date and prior to the Special Bridge Advance

Component Termination Date, the LESSER of (i) the then applicable Reducing Amount, and (ii) 45% of Net Domestic Revenues for the three months of Borrower most recently ended for which Foothill has received financial statements of Borrower, and (b) as of any date of determination on or after the Second Bridge Advance Component Termination Date, Zero Dollars.

          "SPECIAL BRIDGE ADVANCE COMPONENT TERMINATION DATE" means the earlier of (a) the date that is two years after the Closing Date, and (b) the first date that Foothill receives a signed written notice from Borrower stating in substance that Borrower has elected irrevocably to terminate, and reduce to Zero Dollars, the Special Bridge Advance Component.

          "SPECIFIED AMOUNT" means, with respect to the first four (4) quarters of Borrower's fiscal year 1997, negative seventeen million dollars (-$17,000,000) plus any applicable amount provided for in the next sentence of this definition, and, with respect to all fiscal quarters of Borrower thereafter, negative nine million dollars (-$9,000,000) plus any applicable amount provided for in the next sentence of this definition. As of any date of determination of the Specified Amount, if Borrower has concluded one or more public or private equity offerings after the Closing Date and on or before such date of determination, the Specified Amount shall be increased by fifty percent (50%) of the aggregate net cash proceeds raised by Borrower after the Closing Date with respect to all such public or private equity offerings.

          "SUBORDINATION AGREEMENTS" means (a) subordination of indebtedness agreements in form and substance reasonably satisfactory to Foothill, which shall be in full force and effect and for the benefit of Foothill, with respect to any obligations or indebtedness of Borrower (other than with respect to employee compensation permitted by this Agreement, or purchases of services from WorldxChange, LTD., a New Zealand corporation, that are otherwise permitted by
SECTION 7.15 hereof) owed to any Insider or Affiliate of Borrower, or to any Principal or other Person to whom Borrower proposes to incur Indebtedness after the Closing Date pursuant to SECTION 7.1(e) of this Agreement, as required by Foothill in its sole discretion, and (b) the subordination provisions of the subordinated debentures of Borrower outstanding on the Closing Date.

          "SUBSIDIARY" of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or appoint other managers of such corporation, partnership, limited liability company, or other entity.

          "SURETYSHIP AGREEMENT" means an agreement in the form of EXHIBIT S-1 hereto, dated as of even date with this Agreement, and entered into by Borrower for the benefit of Foothill.

          "SYNDICATED AMOUNT" means that portion of the Maximum Amount equal to the aggregate financing commitments (to the extent not breached or terminated) of all Participants.

          "SYNDICATION ABROGATION DATE" means: (A) With respect to any request by Borrower that the Maximum Amount be increased to an amount greater than $25,000,000 but not to exceed $35,000,000, the earliest date, if any, thereafter to occur as of which: (a) At least ninety (90) days have elapsed since the date Foothill has received each of the following from the Borrower:
(w) projections in reasonable detail prepared not earlier than thirty (30) days prior to the date of receipt by Foothill, (x) Borrower's cooperation with respect to any audit of Borrower requested to be conducted by Foothill, (y) financial statements as of a date not more than forty five (45) days prior to the date of receipt by Foothill, and (z) a weekly Borrowing Base calculation not more than one week old as of the date of receipt by Foothill; and during which ninety (90) days no unwaived Event of Default occurred or was continuing; (b) Foothill has not succeeded both in causing the sum of the Foothill Maximum Amount plus the Syndicated Amount to equal an amount not less than the increased Maximum Amount so requested by Borrower (but not to exceed $35,000,000), and in giving written notice of such success to Borrower; and (c) Borrower has notified Foothill in writing that the circumstances described in clauses (a) and (b) of this definition both have occurred; PROVIDED that Borrower shall not be entitled to give such a notice and such a notice shall be ineffective if such a notice is given more than thirty (30) days after the later of (i) conclusion of the ninety
(90) day period referred to in clause (a) of this definition, and (ii) the date Foothill has given written notice to Borrower that Foothill has ceased syndication efforts with respect to such request; and (B) With respect to any reduction in the Syndicated Amount resulting from the breach or termination by any Participant of its financing commitment, the tenth (10th) Business Day following the date of such reduction unless, as of such day, Foothill has caused such reduced portion of the Syndicated Amount (for this purpose only, calculated without regard to any breach or terminating by such Participant of its financing commitment) to have been restored, reinstated, or replaced, whether by causing the breaching or termination Participant to remedy such breach or rescind such termination and reinstate its financing commitment, by causing another Participant to assume a new or incremental financing commitment at least equal to the amount of such reduction, by itself agreeing to increase the Maximum Foothill Amount by an amount at least equal to the amount of such reduction, or otherwise (although Foothill shall be under no obligation to do or to seek to do any of the foregoing).

          "TELECOMMUNICATION TAXES" means all excise or other special taxes that in any way relate to the Borrower's provision of telecommunications services.

          "TELECOMMUNICATION TAX RESERVE" means, as of any date of determination by Foothill, which determinations shall not be made more frequently than monthly without the consent of Borrower unless an Event of Default has occurred and is continuing, an amount (without duplication) equal to the aggregate amount of all unpaid

Telecommunications Taxes and any related tax liens arising, or that may in the future arise, with respect to such unpaid Telecommunication Taxes, that Foothill reasonably determines to have priority over Foothill's liens or security interests in the Collateral.

          "TERMINATION DATE" has the meaning set forth in SECTION 3.4.

          "TOTAL AVAILABILITY" means, as of any date of determination thereof, Availability PLUS all unrestricted cash (or cash equivalents) on hand of Borrower.

          "TRIGGERING DATE" means any (a) Availability Contraction Date, (b) Syndication Abrogation Date, or (c) MAC-Related Date.

          "U.S. WEST" means U.S. West Communications, Inc.

          "VOIDABLE TRANSFER" has the meaning set forth in SECTION 15.8.

          "WILTEL" means WilTel, Inc., and its Affiliates, including Worldcom, Inc.

          "WXCC" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

          "WXLC" has the meaning ascribed to such term in the introductory paragraph of this Agreement.

          "ZPDI" means Zero Plus Dialing, Inc., US Billing, Inc., or such other LEC billing clearinghouse(s) that Borrower may engage to supplement or replace either or both of them.

          "ZPDI ACCOUNT" means, as of any date of determination, any Account of Borrower transferred or sold to, or submitted for billing and collection to or through, ZPDI.

          1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistently applied. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis, but exclusive of CTST, unless the context clearly requires otherwise.

          1.3 CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

          1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in writing by Foothill, or cured by Borrower if and only to the extent that cure is permitted by the provisions of the Loan Documents or applicable law. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

          1.5 SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

     2.   LOANS AND TERMS OF PAYMENT.

          2.1 REVOLVING ADVANCES. (a) Subject to the terms and conditions of this Agreement, Foothill agrees to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed the LEAST of (i) the Maximum Amount, (ii) the Maximum Foothill Amount PLUS the Syndicated Amount, and (iii) the Borrowing Base. For purposes of this Agreement, "Borrowing Base", as of any date of determination, shall mean the sum of:

               (v) THE LOWER OF: (i) eighty percent (80%) of the result of the following calculation: (the amount of Eligible LEC Accounts, LESS the amounts, if any, of each of (1) the LEC Account Dilution Reserve,
          (2) the LEC Reserve, (3) the Billing and Collection Charges Reserve); and (ii) the LEC Account Subline Limit, PLUS

               (w) seventy five percent (75%) of the result of the following calculation: (the amount of Eligible Direct Accounts, LESS the amount, if any, of the Direct Account Dilution Reserve), PLUS

               (x) forty percent (40%) of Eligible Unbilled Direct Accounts,
          PLUS

               (y) the Special Bridge Advance Component, MINUS

               (z) the sum of the following calculation ((i) aggregate amount of reserves, if any, established by Foothill under SECTION 2.1 (b); PLUS
          (ii) the Telecommunication Tax Reserve, if any);

          PROVIDED that, in no event shall the Borrowing Base at any time exceed 100% of Gross Domestic Accounts; and PROVIDED, FURTHER, that, in no event shall the combined amount of the components of the Borrowing Base provided for in SECTIONS 2.1(w) AND 2.1(x) exceed the lower of the Direct Accounts Subline Limit and the amount equal to Borrower's Collections with respect to Direct Accounts for the immediately preceding 45 day period.

               (b) Anything to the contrary in SECTION 2.1(a) above notwithstanding, Foothill may create reserves against or reduce its advance rates based upon Eligible Accounts or categories thereof without declaring an Event of Default if it reasonably determines that there has occurred a Material Adverse Change.

               (c) Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Amount. In addition, Foothill shall have no obligation to make Advances hereunder to the extent they would cause the outstanding Obligations to exceed the Maximum Foothill Amount plus the Syndicated Amount.

               (d) Amounts borrowed pursuant to this SECTION 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

          2.2 OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to SECTION 2.1 is greater than either the dollar or percentage limitations set forth in SECTION 2.1 (an "Overadvance"), Borrower immediately shall cause such Overadvance to be eliminated, either by paying to Foothill, in cash, the amount of such excess to be used by Foothill to repay Advances outstanding under SECTION 2.1, or by causing the Borrowing Base to be recomputed, in all respects in accordance with the terms and provisions of this Agreement, in such fashion as to create sufficient Availability to eliminate such Overadvance.

          2.3  INTEREST:  RATES, PAYMENTS, AND CALCULATIONS.

               (a) Interest Rate. Except as provided in SECTION 2.3(b), all Obligations shall bear interest at a per annum rate from time to time equal to the Applicable Margin PLUS the Reference Rate. In addition, during all periods prior to the Special Bridge Advance Component Termination Date, as consideration for Foothill making available to Borrower, subject to the terms, conditions, and provisions hereof, the Special Bridge Advance Component of the Borrowing Base, Borrower shall pay to Foothill additional premium interest on the average daily Applicable Amount at a per annum rate from time to time equal to the Applicable Premium Rate. At all times prior to the Special Bridge Advance Component Termination Date, Obligations outstanding under the Loan Documents shall be allocated first to the Special Bridge Advance Component of the

Borrowing Base.

               (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a per annum rate from time to time equal to the Applicable Margin PLUS the Reference Rate PLUS three (3.00) percentage points. In addition, but not in duplication of the last sentence of SECTION 2.3(a), during all periods prior to the Special Bridge Advance Component Termination Date, as consideration for Foothill making available to Borrower, subject to the terms, conditions, and provisions hereof, the Special Bridge Advance Component of the Borrowing Base, Borrower shall pay to Foothill additional premium interest on the average daily Applicable Amount at a per annum rate from time to time equal to the Applicable Premium Rate. At all times prior to the Special Bridge Advance Component Termination Date, Obligations outstanding under the Loan Documents shall be allocated first to the Special Bridge Advance Component of the Borrowing Base.

               (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than eight percent (8.00%) per annum. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum rate, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to the minimum rate.

               (d) Payments. Interest hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all payments due under any Loan Document to the Loan Account, which amounts thereafter shall accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable hereunder.

               (e) Computation. The Reference Rate as of the date of this Agreement is eight and one quarter percent (8.25%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

               (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; PROVIDED, HOWEVER, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then IPSO FACTO as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

          2.4 COLLECTION OF ACCOUNTS. Borrower shall at all times maintain Lockboxes (the "Lockboxes") and, immediately after the Closing Date, shall instruct all Advance Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrower to remit ALL Collections in respect thereof to such Lockboxes. Borrower, Foothill, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank. Borrower agrees that all Collections and other amounts received by Borrower from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account. No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrower without the prior written consent of Foothill, which consent shall not unreasonably be withheld or delayed. Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the "Foothill Account") maintained by Foothill at a depositary selected by Foothill; PROVIDED that, with respect to any Canadian Lockbox Agreement and any Canadian Lockbox Account, unless (a) Borrower's Canadian Collections as a percentage of Borrower's total Collections exceeded 10.0% with respect to any fiscal month of Borrower ended after the Closing Date, and, thereafter, Foothill has notified Borrower that such Canadian amounts henceforth shall be wired each Business Day to the Foothill Account, (b) an Event of Default has occurred and is continuing, or (c) Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), such Canadian amounts need not be wired to Foothill and may be retained and used in Canada for any purpose permitted by the Loan Documents as if such amounts had been used to pay down the balance of Borrower's loan account and immediately readvanced to Borrower.

          2.5 CREDITING PAYMENTS; APPLICATION OF COLLECTIONS. The receipt of any Collections by Foothill (whether from transfers to Foothill by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under
SECTION 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Foothill Account or unless and until such Collection item is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for two and one half (2.5) Business Days of 'clearance' or 'float' at the rate set forth in SECTION 2.3(a) or SECTION 2.3(b), as applicable, on all Collections that are received by Foothill (regardless of whether forwarded by the Lockbox

Banks to Foothill, whether provisionally applied to reduce the Obligations under
SECTION 2.1, or otherwise), and, in addition, for all Canadian Collections, even if such Collections are retained by Borrower and not paid to or received by Foothill. This across-the-board two and one half (2.5) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's financing of Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and whether or not there are any outstanding Advances, the effect of such clearance or float charge being the equivalent of charging two and one half (2.5) Business Days of interest on such Collections. Should any Collection item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Foothill only if it is received into the Foothill Account on or before 11:00 a.m. Los Angeles time. If any Collection item is received into the Foothill Account after 11:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

          2.6 BORROWER'S DESIGNATED ACCOUNT. Foothill is authorized to make the Advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower, or without instructions if pursuant to SECTION 2.3(d). Borrower agrees to establish and maintain Borrower's Designated Account with Borrower's Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower in a writing signed by two of the individuals identified on the certificate delivered by Borrower to Foothill pursuant to SECTION 3.1(e) hereof as Persons authorized to execute Loan Documents on behalf of Borrower, any Advance requested by Borrower and made by Foothill hereunder shall be made to Borrower's Designated Account.

          2.7 MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Foothill shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with all Advances made by Foothill to Borrower or for Borrower's account, including, accrued interest, Foothill Expenses, and any other payment Obligations of Borrower, in accordance with SECTION 2.5 and on which Borrower will be credited with all payments received by Foothill from Borrower or for Borrower's account, including all amounts received in the Foothill Account from any Lockbox Bank. Foothill shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within ninety (90) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in SECTION 12, written objection thereto describing the error or errors contained in any such statements.

          2.8  FEES.  Borrower shall pay to Foothill the following fees:

               (a) Closing Facility Fee. A one time closing fee of Two Hundred Fifty Thousand Dollars ($250,000) which is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

               (b) Anniversary Facility Fee. On each anniversary of the Closing Date, other than the Termination Date, a fee in an amount equal to one-half percent (0.50%) of the then Maximum Amount (giving effect to any increases thereof elected by Borrower, if any, that have become effective before, or that become effective on, the date of such anniversary), such fee to be fully earned on each such date;

               (c) Line Increase Fee. On the effective date of any election by Borrower to increase the Maximum Amount (other than any such effective date that coincides with an anniversary of the Closing Date), a fee equal to the PRODUCT of (i) the amount by which the Maximum Amount is increased on such effective date, TIMES (ii) the fraction equal to the number of days from and including such effective date through and including the next anniversary of the Closing Date DIVIDED BY 360, TIMES (iii) (A) if such effective date occurs prior to the first anniversary of the Closing Date, one percent (1.00%), and, (B) if such effective date occurs thereafter, one half percent (0.50%), such fee to be fully earned on each such date.

               (d) Unused Line Fee. On the first day of each month during the term of this Agreement, a fee in an amount equal to one-half percent (0.50%) per annum times the Average Unused Portion of Facility;

               (e) Financial Examination Fees and Post-Event of Default Appraisal Fees. (i) Foothill's customary fee of Six Hundred Fifty Dollars ($650) per day per examiner, plus actual and reasonable out-of-pocket expenses (such as, without limitation, transportation, lodging, and meal expenses) relating to each financial analysis and examination (i.e., audit) of Borrower performed by personnel employed by Foothill; (ii) the actual and reasonable out-of-pocket charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to perform such financial analyses and examination (i.e., audits) of Borrower; (iii) if an Event of Default has occurred and is continuing, but not otherwise, Foothill's customary appraisal fee of One Thousand Five Hundred Dollars ($1,500) per day per appraiser, plus actual out-of-pocket expenses (such as, without limitation, transportation, lodging, and meal expenses) for each appraisal of the Collateral performed by personnel employed by Foothill: and (iv) if an Event of Default has occurred and is continuing, but not otherwise, the actual out-of-pocket charges paid or incurred by Foothill if it elects to employ the services of one or more third Persons to appraise the Collateral. Without limiting Foothill's right to be repaid Foothill Expenses as provided in the Loan Documents, or to charge Foothill Expenses to the Loan Account, Foothill hereby confirms that it shall not charge Borrower a recurring annual documentation fee.

               (f) Servicing Fee. On the first day of each month during the term of this Agreement, and thereafter so long as any Obligations are outstanding, a servicing fee in an amount equal to Three Thousand Dollars ($3,000) per month.

     3.   CONDITIONS; TERM OF AGREEMENT.

          3.1 CONDITIONS PRECEDENT TO THE INITIAL ADVANCE. The obligation of Foothill to make the initial Advance is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

               (a)  the Closing Date shall occur on or before March 21, 1997;

               (b) Existing Lender shall have executed and delivered the Pay-Off Letter, together with UCC termination statements and other documentation evidencing the termination of its liens and security interests in and to the properties and assets of Borrower;

               (c) Foothill shall have received searches reflecting the filing of its financing statements (and any comparable Canadian filings); PROVIDED that, if the transactions contemplated by this Agreement do not close or the initial Advance is not made by Foothill for any reason, Foothill shall promptly, upon Borrower's request and at Borrower's expense, deliver to Borrower termination statements, duly executed by Foothill and in proper form, with respect to all financing statements (or comparable Canadian filings) that Foothill has filed against Borrower in any jurisdiction;


               (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                     i) the Lockbox Agreements with respect to each Lockbox Bank other than the Royal Bank of Canada;

                     ii)  the Disbursement Letter;

                     iii) the Guarantees;

                     iv)  the Canadian Security Agreements;

                     v)   the Pledge Agreements;

                     vi)  the Suretyship Agreement; and

               (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

               (f) Foothill shall have received copies of Borrower's Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

               (g) Foothill shall have received a certificate of status with respect to Borrower, dated within ten (30) days of the Closing Date, by the appropriate officer of the jurisdiction of organization of Borrower, which certificate shall indicate that Borrower is in good standing in such jurisdiction;

               (h) Foothill shall have received certificates of status with respect to Borrower, each dated within fifteen (40) days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions in which its failure to be duly qualified or licensed would have a Material Adverse Change, which certificates shall indicate that Borrower is in good standing in such jurisdictions;

               (i) Foothill shall have received a certificate of insurance, together with the endorsements thereto, as are required by SECTION 6.10 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

               (j)  [intentionally omitted];

               (k) Borrower shall have used its best efforts, to the reasonable satisfaction of Foothill, to cause Foothill to have received Collateral Access Agreements from the real property lessors of the premises where the Equipment consisting of telephone switches or Borrower's AS400 computer system is located, and from lessors or secured financers of such Equipment to or of Borrower;

               (l) Foothill shall have received opinions of Borrower's California, Canadian, Florida, and special telecommunications outside counsel in form and substance satisfactory to Foothill in its sole discretion; PROVIDED that Foothill agrees to bear the lesser of (i) one-half and out-of-pocket expenses actually incurred by Borrower in obtaining such opinions, as substantiated by Borrower to Foothill by reasonable documentation, and (ii) $15,000, by crediting such amount against fees otherwise due from Borrower on the Closing Date;

               (m) Foothill shall have received satisfactory evidence that all returns required to be filed by Borrower have been timely filed and all taxes upon Borrower or its properties, assets, income, and franchises (including payroll taxes) have been paid prior to delinquency, except such taxes that are the subject of a Permitted Protest;

               (n) Foothill and Foothill's counsel shall have been provided with a true and complete copy of each Billing Services Agreement and shall have had a reasonable opportunity to review each Billing Services Agreement, and Foothill either (i) shall have advised Borrower that each Billing Services Agreement is an Approved Billing Services Agreement, or, (ii) as to any Billing Services Agreements that are not Approved Billing Services Agreements, Foothill shall have advised Borrower that Foothill nevertheless is prepared to close (with the LEC Accounts relating to such non-approved Billing Services Agreements, if any, not constituting Eligible LEC Accounts) and Borrower shall have agreed in writing to such arrangement with respect to non-approved Billing Services Agreements;

               (o) either (i) Foothill shall have received a LEC Non-Offset Agreement with respect to each Billing Services Agreement, or (ii) with respect to any Billing Services Agreement as to which Foothill has not received a LEC Non-Offset Agreement, Foothill shall have advised Borrower that Foothill nevertheless is prepared to close (with the LEC Accounts relating to such Billing Services Agreements, if any, not constituting Eligible LEC Accounts) and Borrower shall have agreed in writing to such arrangement with respect to non-approved Billing Services Agreements;

               (p) Foothill shall have received and reviewed, and shall have expressed no objection to, the terms of each Carrier Agreement requested to be reviewed by Foothill;

               (q) Foothill shall have completed a filed survey by its examiners, and the results shall be acceptable to Foothill;

               (r) Foothill shall have received reference checks and personal credit reports with respect to key management of Borrower and the Principals, and the results shall be acceptable to Foothill;

               (s) Foothill shall have received and reviewed personal financial statements from each Principal, which shall be acceptable to Foothill;

               (t) Except to the extent otherwise provided for in SECTION 3.3(d) AND (e), Foothill shall have received possession of the Pledged Shares together with duly executed blank stock powers with respect thereto;

               (u) On the Closing Date, after giving effect to all payments, transfers, and transactions contemplated to occur on such date by the Loan Documents, except for, and immediately prior to giving effect to, the payment of any fees due Foothill on the Closing Date and the reimbursement of any Foothill Expenses due to be reimbursed on the Closing Date, Borrower shall have Total Availability of not less than $1,000,000; and

               (v) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

In the event the transactions contemplated hereby do not close or Foothill declines to make the initial Advance hereunder for any reason, then Borrower shall not be obligated to pay any of the fees set forth in SECTION 2.8, but Borrower shall be obligated to repay any Foothill Expenses due Foothill.

          3.2 CONDITIONS PRECEDENT TO ALL ADVANCES. The following shall be conditions precedent to all Advances hereunder:

               (a) the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

               (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

               (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

          3.3 CONDITION SUBSEQUENT. As a condition subsequent to the making of the initial Advance, Borrower shall perform or cause to be performed the following (the failure by Borrower to so perform or cause to be performed constituting, in the case of SECTIONS 3.3(a) AND (c), an Event of Default hereunder, and, in the case of SECTION 3.3(b), an event that would entitle Foothill thenceforth and at all times thereafter to exclude from Eligible Accounts, and from the Borrowing Base, all Canadian Accounts, without such exclusion being considered an Availability Reduction hereunder):

               (a) within sixty (60) days of the Closing Date, deliver to Foothill the certified copies of the policies of insurance, together with the endorsements thereto, as are required by SECTION 6.10 hereof, the form and substance of which shall be reasonably satisfactory to Foothill and its counsel;

               (b) within ninety (90) days of the Closing Date, deliver to Foothill a duly executed original of the Lockbox Agreement with The Royal Bank of Canada, or such other bank reasonably acceptable to Foothill, which shall be in full force and effect;

               (c) prior to the sixtieth (60th) day following the Closing Date, Borrower shall have prepared and provided to Foothill a formalized written contingency plan for backup computer operations, in reasonable detail and including cost estimates and feasibility analysis, which plan shall be reasonably satisfactory to Foothill;

               (d) within thirty (30) days of the Closing Date, deliver to Foothill possession of the Pledged Shares in respect of each of (i) WXL Holdings, Ltd., a corporation organized under the laws of the United Kingdom, and (ii) WorldXChange Ltd., a corporation organized under the laws of the United Kingdom, together with duly executed blank stock powers with respect thereto;

               (e) within twenty-one (21) days of the Closing date, deliver to Foothill possession of the Pledged Shares in respect of WorldXChange Pty Limited, a corporation organized under the laws of Australia, together with duly executed blank stock powers with respect thereto;

               (f) within ninety (90) days of the Closing Date, deliver to Foothill possession of the Pledged Shares in respect of WorldXChange Communications SARL, a corporation organized under the laws of France together with duly executed blank stock powers with respect thereto or otherwise grant a security interest in such shares to the satisfaction of Foothill, in its reasonable discretion; and

               (g) for the period of sixty (60) days following the Closing Date, use its reasonable best efforts to open a credit card collection account with a bank reasonably acceptable to Foothill, and enter into a Lockbox Agreement with such depositary bank which shall be in full force and effect.

          3.4 TERM AND TERMINATION. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the date (the "Termination Date") that is three (3) years from the Closing Date. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

          3.5 EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including any contingent reimbursement obligations of Borrower) immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interests in the

Collateral shall remain in effect until all Obligations have been fully and finally discharged and Foothill's obligation to provide additional credit hereunder is terminated.

          3.6 EARLY TERMINATION BY BORROWER. The provisions of SECTION 3.4 that allow termination of this Agreement by Borrower only on the Termination Date notwithstanding, Borrower has the option, at any time upon thirty (30) days prior written notice to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, in full, together with a premium (the "Early Termination Premium") equal to the Applicable Percentage of the Maximum Amount. The foregoing notwithstanding, no Early Termination Premium shall be due under this SECTION 3.6 if Borrower terminates this Agreement and repays the Obligations (other than the Early Termination Premium) in full in cash during any No-Premium Window.

          3.7 TERMINATION UPON EVENT OF DEFAULT. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium. The Early Termination Premium shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The Early Termination Premium provided for in this
SECTION 3.7 shall be deemed included in the Obligations. The foregoing notwithstanding, no Early Termination Premium shall be due under this SECTION 3.7, if: (a) Following a termination of this Agreement by Foothill, the Obligations (other than the Early Termination Premium) are repaid in full in cash during any No-Premium Window, other than a No-Premium Window that first commences after the date of termination of this Agreement by Foothill; or (b) Foothill terminates this Agreement based solely upon the existence of one or more Events of Default that result directly and proximately from the occurrence of (y) one or more MAC-Related Events of Default, or (z) one or more Availability Reductions that, taken together, gave rise to an Availability Contraction Date, in any such instance at a time when no other Events of Default have occurred and are continuing.

     4.   CREATION OF SECURITY INTEREST.

          4.1 GRANT OF SECURITY INTEREST. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Personal Property Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interests in the Personal Property Collateral shall attach to all Personal Property Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding and except as expressly and explicitly permitted under the provisions of this Agreement or the other Loan Documents, except for the sale of Inventory to buyers in the ordinary course of business, the sale of Equipment in the ordinary course of business, and the sale of Permitted Ordinary Course Investments in the ordinary course of business, or the sale by Borrower with Foothill's prior written consent of Collateral which has become obsolete or is to be replaced, which consent by Foothill shall not unreasonably be withheld or delayed, Borrower has no authority, express or implied, to dispose of any item or portion of the Personal Property Collateral or any Real Property. Anything contained in the Canadian Security Agreements to the contrary notwithstanding, the collateral covered by the Canadian Security Agreements shall not include any Excluded Property.

          4.2 NEGOTIABLE COLLATERAL. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower, immediately upon the request of Foothill, shall endorse and deliver physical possession of such Negotiable Collateral to Foothill.

          4.3 COLLECTION OF ACCOUNTS, GENERAL INTANGIBLES, AND NEGOTIABLE COLLATERAL. At any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), Foothill or Foothill's designee may (a) notify customers (PROVIDED that, with respect to end-user customers, in relation to LEC Accounts, Foothill or Foothill's designee may notify such end-user customers only if Borrower, at the time of the giving of such notice, has the right to deal directly with such end-user customers under the provisions of the applicable Billing Services Agreements with the applicable LECs) or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account (PROVIDED that, with respect to end-user customers, in relation to LEC Accounts, Foothill or Foothill's designee may collect directly from such end-user customers only if Borrower, at the time of such collection, has the right to deal directly with such end-user customers under the provisions of the applicable Billing Services Agreements with the applicable LECs). Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any Collections that it receives and immediately will deliver said Collections to Foothill in their original form as received by Borrower.

          4.4  DELIVERY OF ADDITIONAL DOCUMENTATION REQUIRED.   At any time upon
the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, Mortgages, pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill reasonably may request, in form reasonably satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the

Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents. Without limiting the generality of the foregoing, Foothill shall be entitled to receive, promptly upon written demand by Foothill given to Borrower at any time after the Closing Date, or from time to time thereafter, in Foothill's sole discretion, original certificates of title, together with duly executed applications in the proper form for notation of the lien of Foothill thereon, with respect to that portion of the Collateral, if any, that at any time is subject to certificates of title.

          4.5 POWER OF ATTORNEY. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in SECTION 4.4, sign the name of Borrower on any of the documents described in SECTION 4.4, (b) at any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse Borrower's name on any Collection item that may come into Foothill's possession, (e) at any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower, (f) at any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance, and
(g) at any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Foothill reasonably determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases that Foothill reasonably determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

          4.6 RIGHT TO INSPECT. At any time that an Event of Default has occurred and is continuing or Foothill reasonably (from the perspective of a reasonable secured lender) deems itself insecure (in accordance with Section 1208 of the Code), Foothill

(through any of its officers, employees or agents) shall have the right, from time to time hereafter to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral. At any other time, Foothill (through any of its officers, employees, or agents) shall have the right, from time to time hereafter at reasonable times and in a reasonable manner (including periodic audits, as customarily conducted by Foothill of its customers, which are stipulated to be reasonable), to inspect Borrower's Books and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

     5.   REPRESENTATIONS AND WARRANTIES.

          Borrower represents and warrants to Foothill as follows:

          5.1 NO PRIOR ENCUMBRANCES. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

          5.2 ELIGIBLE ACCOUNTS. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, except to the extent any such Accounts, or any portions thereof, are identified as ineligible and excluded by Borrower from its calculation or certification of the Borrowing Base, bona fide existing obligations created by the sale and delivery of Inventory or General Intangibles or the rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally (except for conditions that would not render such Account ineligible) owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation that would render them ineligible pursuant to the other provisions of this Agreement. Except with respect to Eligible Private Line Accounts, the property giving rise to such Eligible Accounts has been delivered or provided to the Account Debtor, or to the Account Debtor's agent for immediate shipment or delivery to and unconditional acceptance by the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received actual notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account that those Authorized Officers of Borrower having direct responsibility for or involvement in the determination of the Borrowing Base, and the determination of which Accounts are Eligible Accounts, believe is likely materially to impair the collectibility of such Eligible Account.

          5.3 EQUIPMENT. All of the Equipment owned by Borrower is used or held for use in Borrower's business and is fit for such purposes.

          5.4 LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on
SCHEDULE 6.13 or otherwise permitted by SECTION 6.13.

          5.5 INVENTORY RECORDS. Borrower now keeps, and hereafter at all times shall keep, materially correct and accurate records itemizing and describing the kind, type, quality, and quantity of any Inventory, and Borrower's cost therefor.

          5.6 LOCATION OF CHIEF EXECUTIVE OFFICE; FEIN OR EQUIVALENT. The chief executive office of Borrower is located at the addresses indicated in the preamble to this Agreement or such other location(s) where Borrower moves with prior notice to Foothill as required herein (which notice shall specifically reference any change of chief executive office if such move involves a change of chief executive office). The FEIN of WXCC is 33-0466205. The FEIN of CTST is 65-0475433. The Canadian Corporate Income Tax Number of WXLC is 14058-0960RC. The Canadian GST Tax Number of WXLC is 14058-0960RT. WXLC does not have, and is not required by law to have, a FEIN.

          5.7  DUE ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES EXCEPT AS
DISCLOSED.   Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a Material Adverse Change. Borrower has no Subsidiaries except as specifically disclosed on
SCHEDULE 5.7, or created after the Closing Date as permitted by SECTION 7.14 hereof.

          5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within Borrower's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which its properties or assets may be bound.

          5.9 LITIGATION. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrower is the plaintiff; (b) matters disclosed on
SCHEDULE 5.9; and (c) matters arising after the date hereof that a reasonable Person, fully informed of all relevant particulars with respect thereto then known, would not reasonably conclude are likely to result in a Material Adverse Change.

          5.10 NO MATERIAL ADVERSE CHANGE.  All financial statements relating to

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

Borrower or any guarantor of the Obligations that have been delivered by Borrower to Foothill have been prepared in accordance with GAAP (except, (a) in the case of Borrower's unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments, and (b) in the case of Guarantor's unaudited financial statements which are not prepared in accordance with GAAP) and fairly present Borrower's (or such guarantor's, as applicable) financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower (or such guarantor, as applicable) since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

          5.11 SOLVENCY. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

          5.12 EMPLOYEE BENEFITS. (a) No Borrower or any ERISA Affiliate thereof maintains or contributes to any Benefit Plan, other than those listed on SCHEDULE 5.12. (b) Each Borrower and each ERISA Affiliate thereof have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute. (c) No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change. (d) No Borrower or any ERISA Affiliate thereof, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement that reasonably could be expected to result in a Material Adverse Change. (e) No Borrower or any ERISA Affiliate thereof is required to provide security to any Plan under Section 401(a)(29) of the IRC.

          5.13 ENVIRONMENTAL CONDITION. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, except for halon gas and batteries. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

          5.14 RELIANCE BY FOOTHILL; CUMULATIVE. Each warranty and representation contained in this Agreement automatically shall be deemed repeated with each extension of credit hereunder and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

     6.   AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

          6.1 ACCOUNTING SYSTEM. Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, disks, printouts, and records pertaining to the Collateral which contain information as from time to time may be reasonably requested by Foothill.

          6.2 COLLATERAL REPORTING. Provide Foothill with the following documents at the following times in form reasonably satisfactory to Foothill:
(a) at least weekly, (i) a sales journal, and collection register containing all entries since the last such journals and register delivered hereunder,
(ii) a calculation of the Borrowing Base, (iii) a report summarizing all written disputes or claims with respect to Accounts received by Borrower and not previously reported to Foothill, (iv) a report with respect to unbilled Direct Accounts of Borrower, (v) a report detailing Contra Accounts with respect to Eligible Direct Accounts and Eligible Unbilled Direct Accounts,
(vi) a report calculating the aggregate outstanding accrued and unpaid obligations of Borrower to U.S. West, as of the last day of the week most recently ended, with respect to connection or access charges, and detailing any accruals or payments with respect thereto that occurred during such week,
(vii) a report calculating the aggregate outstanding accrued and unpaid obligations of Borrower to LECs, as of the last day of the week most recently ended, with respect to billing and collection charges payable under Billing Services Agreements, and detailing any accruals or payments with respect thereto that occurred during such week, and (viii) a report of all transactions involving any transfer, sale, or submission of Accounts by Borrower to ZPDI, or advances or payments by ZPDI to Borrower, in such detail as reasonably may be requested by Foothill to enable Foothill to verify that no such ZPDI Accounts are included within any calculation of the Borrowing Base, (b) on a monthly basis and, in any event, by no later than the fifteenth (15th) day of each month during the term of this Agreement, (i) a report detailing all Collections received in any Canadian Lockbox Account during the preceding month, for purposes of enabling Foothill to calculate 'clearance' or 'float' charges with respect thereto, and (ii) a detailed aging, by total, of the Accounts, together with such information as Foothill shall reasonably request to permit Foothill to prepare a reconciliation of such aging of Accounts to Foothill's month-end calculation of the Borrowing Base as of the end of the month most recently ended, as calculated by Foothill's collateral tracking system, (c) on a monthly basis and, in any event, by no later than the twentieth (20th) day of each month during the term of this Agreement, a summary aging, by vendor, of Borrower's accounts payable and any book overdraft, (d) upon reasonable request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, and purchase orders and invoices, and (e) such other reports as to the Collateral or the financial condition of Borrower as Foothill reasonably may request from time to time. Borrower shall bill Account Debtors with respect to Direct Accounts within 45 days after the close of any monthly billing period.

          6.3  FINANCIAL STATEMENTS, REPORTS, CERTIFICATES.  Deliver to
Foothill: (a) as soon as available, but in any event within forty-five (45) days after the end of each month during each of WXCC and WXLC's fiscal years, an internally-prepared balance sheet, an internally-prepared income statement, and (if and only if available) an internally-prepared cash flow statement covering WXCC and WXLC's consolidated operations during such period, together with a report estimating the aggregate amount, as of the end of such month, of all Telecommunication Taxes payable by WXCC and WXLC in respect of their business activities in the State of Texas or any other state where Foothill determines pursuant to SECTION 2.1 that a Telecommunication Tax Reserve is necessary; (b) as soon as available, but in any event not later than April 1, 1997 for each of WXCC and WXLC's 1996 fiscal years, and within one hundred fifty (150) days after the end of each of WXCC and WXLC's subsequent fiscal years, consolidated financial statements of WXCC and WXLC for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default then continuing; and (c) if the same are obtained by WXCC and WXLC, as soon as available, but in any event within one hundred fifty (150) days after the end of the first two fiscal quarters of each of WXCC and WXLC's fiscal years, consolidated financial statements of WXCC and WXLC for such two fiscal quarters, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. If WXCC or WXLC is a parent company of one or more Subsidiaries or is a Subsidiary of another company, then, in addition to the financial statements referred to above, but without duplication, WXCC and WXLC agree to deliver financial statements prepared on a consolidating basis so as to present WXCC and WXLC and each such related entity separately, and on a consolidated basis.

          CTST in addition shall deliver to Foothill, as soon as available, but in any event within forty-five (45) days after the end of each month during each of CTST's fiscal years, a company prepared balance sheet and income statement covering CTST's operations during such period, together with a report estimating the aggregate amount, as of the end of such month, of all Telecommunication Taxes payable by CTST in respect of any business activities in the State of Texas or any other state where Foothill determines pursuant to SECTION 2.1 that a Telecommunication Tax Reserve is necessary.

          If CTST hereafter obtains audited annual financial statements, CTST in addition shall deliver to Foothill, as soon as available, but in any event within one hundred fifty (150) days after the end of each of its fiscal years with respect to which such audited financial statements are to be obtained, financial statements of CTST for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any Default or Event of Default then continuing. Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management.

          With respect to any fiscal year of CTST for which its gross revenues were greater than or equal to $27,000,000, if the preceding paragraph hereof is not otherwise applicable because CTST has not itself determined to obtain audited financial statements, Foothill shall have the right, upon written request to CTST, to require CTST to obtain audited financial statements with respect to such fiscal year, and related accountant's certifications, in compliance with the foregoing paragraph, except that such items shall be due the earlier of (a) the soonest date that they are available following Foothill's request, and (ii) one hundred fifty
(150) days after Foothill's request, which request shall not be made until after the last day of the fiscal year with respect to which such financial statements relate at such time as it has been ascertained with reasonable assurance that the gross revenues of CTST for such fiscal year were in fact greater than or equal to $27,000,000.

          Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the financial condition of Borrower.

          Each month, together with the financial statements provided pursuant to SECTION 6.3(a), Borrower shall deliver to Foothill a certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present the financial condition of Borrower, (ii) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), (iii) for each month that also is the date on which a financial covenant in SECTION 6.11 is to be tested, a Compliance Certificate demonstrating in reasonable detail compliance at the end of such period with the applicable financial covenants contained in SECTION 6.11, and (iv) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes a Default or Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

          Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request. Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

          Notwithstanding any other provision contained herein, Foothill shall not be entitled to obtain any information that Borrower reasonably and in good faith claims is protected by any attorney-client or attorney-work-product privileges, and nothing herein shall constitute any waiver by Borrower of such privileges.

          6.4 TAX RETURNS. Deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty
(30) days of the filing thereof with the Internal Revenue Service.

          6.5 GUARANTOR REPORTS. Cause any guarantor of any of the Obligations to deliver its annual financial statements at the time when Borrower provides its audited financial statements to Foothill and copies of all federal income tax returns as soon as the same are available and in any event no later than thirty (30) days after the same are required to be filed by law.

          6.6 RETURNS. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement, or as reasonably revised by Borrower hereafter with notice to Foothill.

          6.7 TITLE TO EQUIPMENT. Upon Foothill's request, Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

          6.8 MAINTENANCE OF EQUIPMENT. Maintain all material Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved unless Borrower reasonably determines that replacement is not warranted considering all of the relevant circumstances. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to the other property, and the Equipment is now and shall at all times remain personal property.

          6.9 TAXES. Except to the extent that Borrower is engaging in a Permitted Protest thereof, all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property shall be paid in full, before delinquency or before the expiration of any extension period. Except to the extent that Borrower is engaging in a Permitted Protest thereof, Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto. Except to the extent that Borrower is engaging in a Permitted Protest thereof, Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof reasonably satisfactory to Foothill indicating that Borrower has made such payments or deposits.


          6.10 INSURANCE.

               (a) At its expense, keep the Personal Property Collateral and any Real Property insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Personal Property Collateral and any Real Property, as well as insurance against larceny, embezzlement, and criminal misappropriation.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as an additional loss payee thereof, as its interests may appear, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten (10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable under any insurance policy relating to business interruption insurance coverage shall be paid to Borrower unless an Event of Default has occurred and is continuing, in which case all such proceeds shall be paid to Foothill to be applied on account of the Obligations. Except as otherwise provided in the immediately preceding sentence, all proceeds payable under any policy of insurance required by this SECTION 6.10 shall be paid to Foothill to be applied on account of the Obligations.

          6.11 FINANCIAL COVENANT. Maintain consolidated net worth determined in accordance with GAAP of Borrower and its Subsidiaries (but excluding CTST and any Subsidiaries of CTST from such calculation) of not less than the Specified Amount, measured on a fiscal quarter-end basis.

          6.12 NO SETOFFS OR COUNTERCLAIMS. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

          6.13 LOCATION OF INVENTORY AND EQUIPMENT. Keep the Inventory and Equipment only at the locations identified on SCHEDULE 6.13; PROVIDED, HOWEVER, that Borrower may amend SCHEDULE 6.13 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States (or, solely with respect to Equipment of which Borrower is a lessee but not the owner, so long as such new location is a location where a Subsidiary of Borrower is located), and so long as, at the time of such written notification, Borrower provides any financing statements, fixture filings, or comparable filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a Collateral Access Agreement.

          6.14 COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would or could reasonably be expected to have a Material Adverse Change.

          6.15 EMPLOYEE BENEFITS.

               (a)   Cause to be delivered to Foothill each of the following:
(i) promptly, and in any event within ten (10) Business Days after such Borrower or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the Chief financial officer of such Borrower describing such ERISA Event and any action that is being taken with respect thereto by such Borrower, any such Subsidiary, or ERISA Affiliate thereof, and any action taken or threatened by the IRS, Department of Labor, or PBGC. Such Borrower or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three (3) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate thereof with respect to such request, and (iii) promptly, and in any event within three (3)
Business Days after receipt by such Borrower, any of its Subsidiaries or, to the knowledge of such Borrower, any ERISA Affiliate thereof, of the PBGC's intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

               (b) Cause to be delivered to Foothill, upon Foothill's request, each of the following: (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of such Borrower or any ERISA Affiliate thereof; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each such Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each such Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Borrower or any ERISA Affiliate thereof to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Borrower or any ERISA Affiliate thereof regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of such Borrower or its Subsidiaries under any Retiree Health Plan.

          6.16 LEASES.  Pay not later than the earlier of (a) the sixtieth
(60th) day after the date when first due, or (b) the last day prior to the date when failure to pay same would create a material default that would entitle the obligee with respect thereto to take enforcement action against Borrower, all rents and other amounts payable under any leases to which Borrower is a party or by which Borrower's properties and assets are bound, unless such payments are the subject of a Permitted Protest. To the extent that Borrower fails timely to make payment of such rents and other amounts payable when required by this SECTION 6.16, Foothill shall be entitled, in its sole discretion, and without the necessity of declaring an Event of Default, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

          6.17 PERFORMANCE OF OBLIGATIONS TO CARRIERS. Except as otherwise specifically excepted by SCHEDULE 6.17, from and after August 1, 1997, make all payments due from it to Carriers within ninety (90) days of their due date, and otherwise comply in all material respects with Borrower's non-monetary contractual obligations to Carriers; PROVIDED that Borrower shall not be in breach of this section by virtue of claiming permitted credits and deductions, or by virtue of immaterial breaches that would not permit
Carriers to enforce default remedies. Should Borrower acquire knowledge that Borrower is in breach of this section, or should Borrower receive a written default notice from any Carrier, in each such instance Borrower promptly shall notify Foothill of same and all relevant details pertaining thereto.
If Foothill reasonably determines that Borrower is in breach of the requirements of this SECTION 6.17, and that such breach may have an adverse effect upon the value or collectibility of the Accounts (such as, by way of illustration but not by way of limitation, where a Carrier threatens to contact customers of Borrower and give notices or assert demands that could confuse such customers or interfere with collection of the affected Accounts by Borrower or Foothill), then Foothill in the reasonable exercise of its discretion may elect to pay to such Carrier amounts claimed by such Carrier to be due from Borrower, whereupon such amounts so paid by Foothill shall become Foothill Expenses immediately due and payable from Borrower to Foothill.

          6.18 LEC AND CARRIER AGREEMENTS. From time to time, if and as requested by Foothill, Borrower shall deliver to Foothill copies of all Billing Services Agreements, Carrier Agreements, and/or other material agreements in effect between Borrower and LECs or Carriers; PROVIDED that if any such agreement contains confidentiality restrictions, Foothill will agree to reasonable restrictions upon the use or dissemination of such agreement by Foothill.

          6.19 BROKERAGE INDEMNITY. Pay any and all brokerage commissions or finder's fees incurred in connection with or as a result of Borrower's obtaining financing from Foothill under this Agreement, and indemnify and hold Foothill harmless from and against any claim of a broker or finder for the payment of any brokerage commission or finder's fee arising out of Borrower's obtaining financing from Foothill under this Agreement, except for any such commissions or fees payable as a result of contractual obligations created by Foothill.

     7.   NEGATIVE COVENANTS.

          Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

          7.1 INDEBTEDNESS. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

               (a)  Indebtedness evidenced by this Agreement;

               (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

               (c)  Indebtedness secured by Permitted Liens;

               (d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (e), (f), or (g) of this SECTION 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended,
(iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness;

               (e) unsecured Indebtedness subject to Subordination Agreements, to the extent that Foothill has determined to Foothill's reasonable satisfaction (which such determination shall not be unreasonably withheld or delayed by Foothill following receipt by Foothill from Borrower of cash flow projections sufficient in Foothill's reasonable judgment to allow Foothill to make such determination) that the projected cash flow of Borrower is sufficient to support Borrower's projected interest, principal, and other payment obligations with respect to such Indebtedness in addition to Borrower's other cash flow requirements;

               (f) Indebtedness specifically described on SCHEDULE 7.1 hereto that is outstanding on the Closing Date;

               (g) Guarantees by Borrower of Indebtedness of Subsidiaries of Borrower to the extent that such guarantees are Permitted Subsidiary Investments; and

               (h) Unsecured reimbursement obligations of Borrower to issuers of letters of credit issued for the account of Borrower, including contingent reimbursement obligations with respect to undrawn letters of credit, and including non-contingent reimbursement obligations with respect to draws honored by issuers of such letters of credit, not to exceed $250,000 in the aggregate at any one time.

          7.2 LIENS. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under SECTION 7.1(d) and so long as the replacement liens only encumber those assets or property that secured the original Indebtedness).

          7.3 RESTRICTIONS ON FUNDAMENTAL CHANGES. Enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all of the properties, assets, stock, or other evidence of beneficial ownership of any Person (other than the creation of a new Subsidiary as and to the extent permitted in SECTION 7.14 of this Agreement); PROVIDED that nothing in this
SECTION 7.3 shall limit the right of Borrower to conduct one or more public or private offerings of equity, or of Indebtedness permitted by SECTION 7.1(e) of this Agreement, in each case in compliance with applicable law.

          7.4 EXTRAORDINARY TRANSACTIONS AND DISPOSAL OF ASSETS. Except as otherwise expressly and explicitly permitted by this Agreement, except for the sale of Inventory to buyers in the ordinary course of business, the sale of Equipment in the ordinary course of business, and the sale of Permitted Ordinary Course Investments in the ordinary course of business, or the sale by Borrower with Foothill's prior written consent of Collateral which has become obsolete or is to be replaced, which consent by Foothill shall not unreasonably be withheld or delayed, enter into any transaction not in the ordinary course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's properties or assets (other than sales of Inventory to buyers in the ordinary course of Borrower's business as currently conducted, or as permitted by SECTION
4.1 hereof) or relocations in connection with Borrower's relocation to a new place of business as permitted by this Agreement; PROVIDED that nothing in this
SECTION 7.4 shall limit the right of Borrower to conduct one or more public or private offerings of equity, or of Indebtedness permitted by SECTION 7.1(e) of this Agreement, in each case in compliance with applicable law. In addition, Borrower shall not, without the prior written consent of Foothill in each instance, sell to ZPDI, transfer to ZPDI, assign to ZPDI, or submit for processing to ZPDI any Account that in turn is to be sold, transferred, assigned, or submitted by ZPDI to a LEC with which Borrower directly is party to a Billing Services Agreement that would entitle Borrower directly to submit such Account to such LEC for billing and payment pursuant to such Billing Services Agreement between Borrower and such LEC. Anything in the forgoing to the contrary notwithstanding, Borrower may sell, transfer, assign or submit to ZPDI for processing, free of Foothill's security interest, Accounts which arise solely from operator service traffic, PROVIDED, HOWEVER, that Foothill's security interest shall attach to the proceeds of any such Accounts sold, transferred, assigned, or submitted to ZPDI for processing, consisting of rights to payment from ZPDI.

          7.5  CHANGE NAME.  Change Borrower's name, FEIN, corporate structure

(within the meaning of Section 9402(7) of the Code), or identity, or add any new fictitious name, in each case without the prior written consent of Foothill, which consent, in each case, shall not be unreasonably withheld or delayed.

          7.6 GUARANTEE. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill, except for guarantees of the Indebtedness of Subsidiaries of Borrower to the extent permitted by SECTION 7.1(g) of this Agreement, and except for reimbursement obligations with respect to letters of credit to the extent permitted by SECTION 7.1(h) of this Agreement.

          7.7 RESTRUCTURE. Make any change in the principal nature of Borrower's business operations, or the date of its fiscal year, without the prior written consent of Foothill, which consent shall not be unreasonably withheld or delayed.

          7.8 PREPAYMENTS; SUBORDINATED INDEBTEDNESS; MODIFICATIONS. Except in connection with the refinancing permitted by SECTION 7.1(d):

               (a) prepay, redeem, retire (except at maturity and in accordance with clause (b), where applicable), defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement;

               (b) pay any principal with respect to any Indebtedness that is subordinated to the Obligations under a Subordination Agreement (regardless of the maturity or principal amortization terms of such subordinated Indebtedness as between Borrower and the holders thereof), or make any payment with respect to such subordinated Indebtedness in violation of the terms of the Subordination Agreement applicable thereto (giving maximum effect to any optional or discretionary right of Borrower to subordinate or defer payment of such subordinated Indebtedness to payment of the Obligations), PROVIDED, HOWEVER, that Borrower may make principal payments with respect to such subordinated Indebtedness (i) during any fiscal year in an amount not to exceed $300,000, so long as after giving effect to such payment, Borrower has Total Availability of not less than $1,000,000, and (ii) during any fiscal year in an amount in excess of $300,000 so long as (y) at the time of the making of such payment, Borrower has a consolidated net worth equal to the Specified Amount plus $5,000,000, or greater, and (z) so long as after giving effect to such payment, Borrower has Total Availability of not less than $2,000,000; and

               (c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under SECTIONS 7.1(b), (c), (d), (e), (f), OR (g), without the prior written consent of Foothill, which Foothill shall not unreasonably withhold or delay if the combined effect of such amendments, modifications, alterations, or changes would be permitted under the criteria set forth in SECTION 7.1(d) if the agreements, instruments, documents, indentures, or other writings so amended, modified, altered, or changed, as so amended, modified, altered, or changed, were entered into by Borrower with a new creditor as a refinancing, renewal, or extension pursuant to such SECTION 7.1(d) of the Indebtedness being so amended, modified, altered, or changed.

          7.9 CHANGE OF CONTROL. Cause, permit, or suffer, directly or indirectly, any Change of Control.

          7.10 CAPITAL EXPENDITURES. Make any capital expenditures in excess of the Permitted Capital Expenditure Amount during in any fiscal year.

          7.11 CONSIGNMENTS. Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, except for the issuance of pre-paid calling cards with respect to which Borrower's reasonably estimated total financial exposure shall not at any time exceed $500,000 in the aggregate.

          7.12 DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding, except that, so long as no Event of Default has occurred and is continuing, (a) WXCC may declare and pay regularly scheduled dividends with respect to its preferred stock outstanding on the Closing Date, in accordance with the rights, preferences, and terms of such preferred stock as in effect on the Closing Date, and (b) WXCC may repurchase shares of its stock in connection with immediately exercisable options granted pursuant to WXCC's stock option plan, for total consideration not to exceed $100,000 during any fiscal year of WXCC, or $250,000 in the aggregate from and after the Closing Date until the Obligations are finally paid in cash.

          7.13 ACCOUNTING METHODS. Modify or change, in any material respect, its method of accounting (except as required by GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

          7.14 INVESTMENTS. Directly or indirectly make, acquire, or incur any liabilities (including contingent obligations) for or in connection with (a) the acquisition of the securities of (whether debt or equity), or other interests in, a Person, (b) loans, advances, capital contributions, equity contributions, or transfers of property to a Person, or (c) the acquisition of all or substantially all of the properties or assets of a Person, except for Permitted Subsidiary Investments, except for Permitted Ordinary Course Investments, and except for Investments of WXCC and its Subsidiaries in CTST existing on the Closing Date and disclosed to Foothill prior to the Closing Date or expressly permitted by SECTION 7.22 of this Agreement. In addition, WXCC or its Subsidiaries may create and invest in new foreign Subsidiaries, so long as each of the follow conditions is satisfied:
(i) WXCC provides at least thirty (30) days prior written notice to Foothill of the relevant particulars (such as the exact legal name of such new Subsidiary of WXCC, its form of organization and jurisdiction of organization, and the jurisdictions or locations in which it proposes to engage in business); (ii) WXCC (or a Subsidiary of WXCC) pledges at least 66 2/3% of the capital stock of such new foreign Subsidiary to Foothill pursuant to a written pledge agreement in form and substance reasonably satisfactory to Foothill at the time such capital stock first is issued; and (iii) all Investments in such Subsidiaries collectively are subject to and included within the limitations set forth herein with respect to Permitted Subsidiary Investments.

          7.15 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in an arm's length transaction with a non-Affiliate.

          7.16 SUSPENSION. Suspend or go out of a substantial portion of its business, except that Foothill will not unreasonably withhold or delay its consent to such matters insofar as they relate to WXLC or CTST (but not WXCC).

          7.17 COMPENSATION. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; PROVIDED, however, that the foregoing shall not preclude WXCC from paying reasonable compensation to outside directors; pay or accrue total cash compensation, during any year, to existing officers and senior management employees, as reasonably attributed by Borrower, in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year. The foregoing clause shall not limit the ability of Borrower to add new or additional officers or senior management employees, and to pay to them, or accrue with respect to them, reasonable compensation consistent with prevailing market conditions with respect to the compensation of Persons of similar qualifications and accomplishments as of the time such new or additional officers or senior management employees are added, which new or additional officers or senior management employees, once added, thereafter shall be part of the pool for purposes of future application of the provisions of the last clause of the preceding sentence of this SECTION 7.17.

          7.18 USE OF PROCEEDS. Use the proceeds of the Advances made hereunder for any purpose other than: (a) on the Closing Date, (i) to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to Existing Lender, (ii) repay a portion of WXCC's Indebtedness to WilTel, and
(iii) to pay transactional costs and expenses incurred in connection with this Agreement; and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

          7.19 CHANGE IN LOCATION OF CHIEF EXECUTIVE OFFICE; INVENTORY AND EQUIPMENT WITH BAILEES. Without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests and also provides to Foothill a Collateral Access Agreement. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Foothill's prior written consent.

          7.20 NO PROHIBITED TRANSACTIONS UNDER ERISA.  Directly or indirectly:

          (a) Engage, or permit any Subsidiary of Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

          (b) permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

          (c) fail, or permit any Subsidiary of Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

          (d) terminate, or permit any Subsidiary of Borrower to terminate, any Benefit Plan of such Borrower of any Subsidiary of such Borrower where such event would result in any liability of Borrower, any of its Subsidiaries, or any ERISA Affiliate thereof under Title IV of ERISA;

          (e) fail, or permit any Subsidiary of such Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

          (f) fail, or permit any Subsidiary of such Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

          (g) amend, or permit any Subsidiary of such Borrower to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that either of such Borrower, or any ERISA Affiliate thereof is required to provide security to such Benefit Plan under Section 401(a)(29) of the IRC; or

          (h) withdraw, or permit any Subsidiary of such Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of One Dollar ($1.00).

          7.21 CONTRACTS WITH CARRIERS OR LECs. Enter into any new contractual arrangements with Carriers or LECs, or materially amend, modify, or extend existing contractual arrangements with Carriers or LECs, if the effect in either case would be to prohibit Foothill from having a security interest in the rights of Borrower thereunder, to prohibit disclosure of the terms thereof to Foothill (although disclosure may be conditioned on Foothill's agreement to reasonable confidentiality provisions), to grant a security interest to the Carrier or LEC in any of the Collateral, to authorize any Carrier to withhold delivery of call transaction record tapes other than after the occurrence of a default, or to authorize any Carrier to contact or directly bill customers of Borrower with respect to services provided by such Carrier to Borrower for resale to Borrower's customers.

          7.22 CERTAIN LIMITATIONS ON INVESTMENTS IN CTST AND ADVANCES TO CTST. WXCC and its Subsidiaries shall not make post-Closing Date Investments in CTST (including: (i) equity Investments; (ii) intercompany loans; (iii) advances; or (iv) accounts that are more than ninety (90) days past due) that, in the aggregate, are in excess of $1,000,000 at any one time outstanding. CTST shall not at any time have net utilization of Advances under this Agreement (defined as Advances to the extent made to or utilized by CTST (as opposed to WXCC or WXLC), net of repayments made by CTST, or out of Collateral owned by CTST) in excess of the portion of the Borrowing Base attributable to Collateral owned by CTST.

     8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

          8.1 If Borrower fails to pay within one (1) Business Day of the date when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations); PROVIDED, HOWEVER, that, except as otherwise provided below, in the case of Overadvances or other payment defaults that are not the result of intentional non-payment by Borrower, intentional misrepresentation by Borrower, or fraud on the part of Borrower, any such event shall not constitute an Event of Default unless, within three (3) Business Days of telephonic notice from Foothill to Borrower of any such Overadvance or payment default, Borrower fails to repay in full or otherwise eliminate such Overadvance or payment default; PROVIDED, FURTHER, that the three (3) Business Day notice and cure provision provided for in the preceding proviso shall not be available to Borrower more than two (2) times during any six (6) month period; and PROVIDED, FURTHER, that, during any period of time that any Overadvance or payment default exists, even if such Overadvance or payment default is not yet an Event of Default by virtue of the existence of a grace or cure period or the precondition of the giving of a notice, Foothill shall not required during such period to make Advances to Borrower;

          8.2 (a) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in SECTIONS 6.2 (Collateral Reporting), 6.3 (Financial Statements, Reports, Certificates), 6.4 (Tax Returns), 6.5 (Guarantor Reports), 6.7 (Title to Equipment), 6.13 (Location of Inventory and Equipment), 6.14 (Compliance with
Laws), 6.15 (Employee Benefits), or 6.16 (Leases) of this Agreement and such failure continues for a period of five (5) days from the date Foothill sends Borrower telephonic or written notice of such failure or neglect; (b) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any term, provision, condition, covenant, or agreement contained in SECTIONS 6.1 (Accounting System), 6.6 (Returns), or 6.8 (Maintenance of Equipment) of this Agreement and such failure continues for a period of fifteen
(15) days from the date Foothill sends Borrower telephonic or written notice of such failure or neglect; or (c) If Borrower fails or neglects to perform, keep, or observe, in any material respect, any other term, provision, condition, covenant, or agreement contained in this Agreement, in any of the other Loan Documents (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such Loan Documents), or in any other present or future agreement between Borrower and Foothill (giving effect to any grace periods, cure periods, or required notices, if any, expressly provided for in such other agreements); in each case, other than any such term, provision, condition, covenant, or agreement that is the subject of another provision of this SECTION 8, in which event such other provision of this SECTION 8 shall govern); PROVIDED that, during any period of time that any such failure or neglect of Borrower referred to in this paragraph exists, even if such failure or neglect is not yet an Event of Default by virtue of the existence of a grace or cure period or the pre-condition of the giving of a notice, Foothill shall not required during such period to make Advances to Borrower;

          8.3  If there is a Material Adverse Change;

          8.4 If any material portion of Borrower's properties or assets having a value of at least $50,000 is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person, and such attachment, seizure, writ, warrant, or levy is not released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days prior to the date when such property or asset is subject to being forfeited by Borrower;

          8.5  If an Insolvency Proceeding is commenced by Borrower;

          8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within sixty (60) calendar days of the date of the filing thereof; PROVIDED, HOWEVER, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

          8.7 If Borrower is enjoined, restrained, or otherwise prevented by court order from continuing to conduct all or any material part of its business affairs and such injunction, restraining order, or other court order is not stayed, dissolved, vacated, or modified so as no longer to enjoin, restrain, or otherwise prevent Borrower from continuing to conduct all or any material part of its business affairs, within 30 days of the date on which it first arises;

          8.8 (a) If (i) a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States, or (ii) any taxes or debts owing at any time hereafter to the United States becomes a lien upon any of Borrower's properties or assets, which lien, in the reasonable judgment of Foothill, would likely be determined to have priority over the security interest of Foothill with respect to the Collateral or any material portion thereof; PROVIDED that, if the aggregate amount claimed with respect to any of the foregoing is less than $100,000, an Event of Default shall not occur under this paragraph if such claims are the subject of a Permitted Protest and the lien, levy, or assessment is released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days prior to the date when such property or asset is subject to being forfeited; and, PROVIDED, FURTHER, that in any such case where such a notice of lien, levy, or assessment if filed of record, or such a tax becomes a lien as described above, Foothill shall have the right to establish and maintain a reserve against the Borrowing Base of the aggregate amount asserted to be due with respect thereto (including instances where such amount is less than $100,000); or

               (b) If (i) a notice of lien, levy, or assessment is filed of record with respect to any Borrower's properties or assets by any state, county, municipal, or other non-federal governmental agency, or (ii) any taxes or debts owing for an amount in excess of $100,000 at any time hereafter to any one or more of such entities becomes a lien upon any of Borrower's properties or assets, which lien, in the reasonable judgment of Foothill, would likely be determined to have priority over the security interest of Foothill with respect to the Collateral or any material portion thereof, and, in any such case, such taxes or debts are not the subject of a Permitted Protest, and the lien, levy, or assessment is not released, discharged, or bonded against before the earlier of 30 days of the date it first arises or 5 days prior to the date when such property or asset is subject to being forfeited; PROVIDED that in any such case where such a notice of lien, levy, or assessment if filed of record, or such a tax becomes a lien as described above, Foothill shall have the right to establish and maintain a reserve against the Borrowing Base of the aggregate amount asserted to be due with respect thereto (including instances where such amount is less than $100,000 and this paragraph thus otherwise would not be applicable);

          8.9 If a judgment or other claim for an amount greater than or equal to $100,000 becomes a lien or encumbrance upon any material portion of Borrower's properties or assets and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 45 days of the date it first arises or 5 days prior to the date when such property or asset is subject to being forfeited by Borrower; PROVIDED, HOWEVER, that during such period Foothill shall be entitled to create a reserve against the Borrowing Base, in an amount sufficient to discharge such lien or encumbrance and any and all penalties or interest payable in connection therewith;

          8.10 If there is a material default in any material agreement relating to Indebtedness with an unpaid balance greater than or equal to $250,000 to which Borrower is a party with one or more third Persons and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, but after giving effect to any applicable grace or cure periods or notice requirements or entitlements with respect thereto, to accelerate the maturity of Borrower's obligations thereunder or to terminate the subject agreement;

          8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

          8.12 If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn in any respect that is material; or

          8.13 If the obligation of any guarantor, or of any third Person that is an

Affiliate of Borrower, under any Loan Document, is limited or terminated by operation of law or by the guarantor or such third Person thereunder, or any such guarantor or third Person becomes the subject of an Insolvency Proceeding; PROVIDED that, if such Insolvency Proceeding is involuntary and not consented to or acquiesced in by such guarantor or Third Person, it shall not become an Event of Default unless it has not been dismissed within sixty (60) calendar days of the date of the filing thereof.

     9.   FOOTHILL'S RIGHTS AND REMEDIES.

          9.1 RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

               (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interests in the Personal Property Collateral or any Real Property and without affecting the Obligations;

               (d) Require Borrower to deliver to Foothill a complete list of all end-user customers of Borrowers, with respect to all Accounts of Borrower including LEC Accounts and Direct Accounts, or any reasonably designated portion thereof, which Borrower shall deliver to Foothill promptly upon demand by Foothill;

               (e) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill reasonably determines to be reasonable, and in such cases, Foothill will credit the Loan Account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

               (f) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

               (g) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill reasonably considers necessary or reasonable to protect its security interests in the Collateral. Borrower agrees to assemble the Personal Property Collateral if Foothill so requires, and to make the Personal Property Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Personal Property Collateral is located, to take and maintain possession of the Personal Property Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to conflict with its security interests and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

               (h) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

               (i) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

               (j) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Personal Property Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Personal Property Collateral, in completing production of, advertising for sale, and selling any Personal Property Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

               (k) Sell the Personal Property Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as are commercially reasonable. It is not necessary that the Personal Property Collateral be present at any such sale;

               (l) Foothill shall give notice of the disposition of the Personal Property Collateral as follows:

                    (1) Foothill shall give Borrower and each holder of a security interest in the Personal Property Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Personal Property Collateral, then the time on or after which the private sale or other disposition is to be made;

                    (2) The notice shall be personally delivered or mailed, postage prepaid, to Borrower as provided in SECTION 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Personal Property Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Personal Property Collateral shall be sent to such addresses sa they have furnished to Foothill;

                    (3) If the sale is to be a public sale, Foothill also shall give notice of the time and place by publishing a notice one time at least five
(5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

               (m)  Foothill may credit bid and purchase at any public sale; and

               (n) Any deficiency that exists after disposition of the Personal Property Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

          9.2 REMEDIES CUMULATIVE. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

     10.  TAXES AND EXPENSES.

     If Borrower fails to pay any monies with respect to taxes, assessments by governmental agencies or authorities, or insurance premiums, due to tax collectors, governmental agencies or authorities, or insurers, or fails to make any deposits with respect to any thereof or furnish any required proof of payment or deposit with respect to any thereof, all as required under the terms of this Agreement, then, to the extent that Foothill reasonably determines that there is a not insubstantial likelihood that such failure by

Borrower may result in a Material Adverse Change, Foothill may but shall not be obligated to do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in the Loan Account as Foothill in good faith deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in
SECTION 6.10, and take any action with respect to such policies as Foothill deems prudent. Under any circumstance not governed by the preceding sentence, if Borrower fails to pay any monies (including, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required, and within any applicable time periods specified, under the terms of this Agreement, then, to the extent that Foothill reasonably determines that there is a substantial likelihood that such failure by Borrower may result in a Material Adverse Change, Foothill may but shall not be obligated to do any or all of the following: (x) make payment of the same or any part thereof; (y) set up such reasonable reserves in the Loan Account as Foothill in good faith deems necessary to protect Foothill from the exposure created by such failure; or (z) obtain and maintain insurance policies of the type described in
SECTION 6.10, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid by Foothill in accordance with this paragraph shall constitute Foothill Expenses. Any payments made by Foothill pursuant to this paragraph shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Default or Event of Default under this Agreement. With respect to any payment made by Foothill pursuant to the first sentence of this paragraph, Foothill need not inquire as to, or contest the validity of, any such tax, assessment, insurance premium, required deposit, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing. With respect to any payment made by Foothill pursuant to the second sentence of this paragraph, unless Borrower has specifically notified Foothill that it is engaging in a Permitted Protest with respect to such matter or item, Foothill need not inquire as to, or contest the validity of, any such expense, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be presumptive evidence that the same was validly due and owing.

     11.  WAIVERS; INDEMNIFICATION.

          11.1 DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

          11.2 FOOTHILL'S LIABILITY FOR COLLATERAL. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code and any other applicable legal requirements not effectively waived by Borrower, Foothill shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. Subject to the immediately preceding sentence, all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

          11.3 INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold Foothill, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the "Indemnified Liabilities"). Borrower shall have no obligation to any Indemnified Person under this SECTION 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations.

     12.  NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, and also transmitted by telefacsimile where practicable, to Borrower or to Foothill, as the case may be, at its address set forth below:

     IF TO BORROWER:               COMMUNICATION TELESYSTEMS INTERNATIONAL dba
                                   WORLDxCHANGE COMMUNICATIONS
                                   4350 La Jolla Village Drive, Suite 100
                                   San Diego, CA 92122
                                   Attn:  Mark Warner, CFO
                                   Fax No. 619.452.2041

     AND TO:                       WXL COMMUNICATIONS, LTD.
                                   4350 La Jolla Village Drive, Suite 100
                                   San Diego, CA 92122
                                   Attn: Mark Warner, CFO
                                   Fax No. 619.452.2041

     AND TO:                       CTS TELCOM, INC.
                                   4350 La Jolla Village Drive, Suite 100
                                   San Diego, CA 92122
                                   Attn: Mark Warner, CFO
                                   Fax No. 619.452.2041

     WITH COPIES TO:               COMMUNICATION TELESYSTEMS
                                   INTERNATIONAL DBA
                                   WordlxChange Communications
                                   4250 Executive Square, Suite 700
                                   San Diego, CA 92037
                                   Attn: Legal Department
                                   Fax No. 619.452.3780

     IF TO FOOTHILL:               FOOTHILL CAPITAL CORPORATION
                                   11111 Santa Monica Boulevard
                                   Suite 1500
                                   Los Angeles, California 90025-3333
                                   Attn: Business Finance Division Manager
                                   Fax No. 310.575.3435

     WITH COPIES TO:               BROBECK, PHLEGER & HARRISON LLP
                                   550 South Hope St., Suite 2100
                                   Los Angeles, CA 90071
                                   Attn: Jeffrey S. Turner, Esq.
                                   Fax No. 213.239.1324

          The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this SECTION 12, other than notices by Foothill in connection with Sections 9504 and 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or five
(5) days after the deposit thereof in the mail and transmission by telefacsimile where practicable. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or other similar method set forth above and transmitted by telefacsimile where practicable.

     13.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN AN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE OPTION OF FOOTHILL, WITH RESPECT TO ACTIONS RELATING TO PROVISIONAL REMEDIES AGAINST COLLATERAL OR ANCILLARY PROCEEDINGS FOR THE FORECLOSURE OF INTERESTS IN COLLATERAL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

     14.  DESTRUCTION OF BORROWER'S DOCUMENTS.

          All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

     15.  GENERAL PROVISIONS.

          15.1 EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

          15.2 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; PROVIDED, HOWEVER, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which Foothill now or hereafter may have relating to Borrower or Borrower's business, PROVIDED that such Person is bound by the confidentiality provisions contained herein. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill thereafter shall be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

          15.3 SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

          15.4 INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

          15.5 SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

          15.6 AMENDMENTS IN WRITING. This Agreement can only be amended by a writing signed by both Foothill and Borrower.

          15.7 COUNTERPARTS; TELEFACSIMILE EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

          15.8 REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

          15.9 INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

          15.10 CONFIDENTIALITY. (a) Foothill acknowledge and agrees, except as otherwise provided below, that the terms and conditions of the Loan Documents, all documents delivered by or on behalf of Borrower to Foothill pursuant to the Loan Documents, and all communications between the parties regarding the Loan Documents (collectively, except as otherwise provided below, the "Confidential Information"), are confidential. The foregoing notwithstanding, Confidential Information shall not include: (i) Terms and provisions of documents filed in public records, such as, by way of illustration but not by way of limitation, financing statements, articles of incorporation, and SEC filings; (ii) terms and provisions of documents to which third Persons not bound by confidentiality agreements are parties; (iii) information generally available to members of the public from sources other than Foothill; and (iv) information treated by Borrower in such a way as to give rise to a reasonable belief on Foothill's part that such information is not confidential, such as, by way of illustration but not by way of limitation, information disclosed by Borrower to third Persons other than Foothill with no confidentiality restrictions.

               (b) Foothill shall not disclose Confidential Information except as follows: (i) To Persons it reasonably believes to be attorneys, accountants, employees, officers, agents, or authorized representatives of Borrower; (ii) to attorneys, agents, examiners, auditors, appraisers, accountants, consultants, employees, or officers of or acting on behalf of Foothill pursuant to procedures or policies reasonably calculated to preserve the confidentiality of such Confidential Information; (iii) to actual or prospective participants or assignees of Foothill who are bound by the confidentiality provisions hereof;
(iv) to regulators or examiners having regulatory or supervisory authority over Foothill or its parents or affiliates, as reasonably determined by Foothill to be necessary or appropriate in connection with the exercise by such regulators or examiners of their regulatory or supervisory functions; or (v) pursuant to discovery or disclosure pursuant to legal process, PROVIDED that, to the extent practicable, Foothill shall provide Borrower with reasonable (where practicable) advance notice of disclosures made pursuant to this clause (v) in order to permit Borrower to seek, if it so elects, an appropriate protective order or exemption.

               (c) The provisions of this SECTION 15.10 shall be effective as of the date of execution and delivery of this Agreement by the parties and shall remain in full force and effect for a period equal to two (2) years following the termination hereof.

[Balance of page intentionally left blank]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in Los Angeles, California.

                              COMMUNICATION TELESYSTEMS
                              INTERNATIONAL dba WORLDxCHANGE
                              COMMUNICATIONS,
                              a California corporation


                              By /s/ Edward S. Soren
                                 ----------------------------
                              Title: President
                                     ------------------------


                              WXL COMMUNICATIONS, LTD.,
                              a Canadian corporation


                              By /s/ Edward S. Soren
                                 ----------------------------
                              Title: President
                                     ------------------------


                              CTS TELCOM, INC.,
                              a California corporation


                              By /s/ Edward S. Soren
                                 ----------------------------
                              Title: President
                                     ------------------------


                              FOOTHILL CAPITAL CORPORATION,
                              a California corporation

                              By /s/ [ILLEGIBLE]
                                 -----------------------------
                              Title: SVP
                                     ------------------------


                                        -S-1-

                    LIST OF OMITTED SCHEDULES AND EXHIBITS

     The following Schedules and Exhibits to the Loan and Security Agreement have been omitted from this Exhibit and shall be furnished supplementally to the Commission upon request:

     Schedule E-1 - 20% Account Debtors

     Schedule P-1 - Permitted Liens

     Schedule P-2 - Permitted Subsidiary Investments

     Schedule R-1 - Real Property

     Schedule 5.7 - Subsidiaries

     Schedule 6.13 - Litigation

     Schedule 6.17 - Location of Inventory and Equipment

     Schedule 7.1 - Scheduled Indebtedness

     Exhibit B-1 - Borrower's 1997 Business Plan

     Exhibit C-1 - Forms of Canadian Security Agreements

     Exhibit C-2 - Form of Compliance Certificate

     Exhibit G-1 - Form of Limited Continuing Guaranty

     Exhibit P-1 - Forms of Pledge Agreements

     Exhibit S-1 - Form of Suretyship Agreement